SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                  IMATION CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

[LOGO]
IMATION
BORNE OF 3M INNOVATION


                                  IMATION CORP.

                                  -------------

                             1999 PROXY STATEMENT &
                           1998 FINANCIAL INFORMATION



                                                             April 23, 1999



Dear Imation Corp. Shareholders:

You are cordially invited to attend the Imation Corp. 1999 Annual Meeting of Shareholders. The Meeting will be held this year on Wednesday, June 9, 1999, at 9:00 a.m., local time, in the Wharf Room of the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts.

All holders of the Company's outstanding common stock as of April 14, 1999 are entitled to vote at the Annual Meeting. Time will be set aside for discussion of each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement. A current report on the business operations of the Company will be presented at the Annual Meeting and shareholders will have an opportunity to ask questions.

We have again included the detailed financial information relating to our business and operations during 1998 in an appendix to the Proxy Statement instead of in a separate annual report to shareholders. In our continuing effort to improve communications with our shareholders, we have prepared a Summary Annual Report, which is also enclosed.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, you are urged to vote your shares either by telephone (via the 800 number indicated on the accompanying proxy card) or by mail. If you choose to vote by mail, please complete, sign, date and return the accompanying proxy card in the enclosed envelope in order to ensure that your shares will be represented at the Annual Meeting.

Sincerely,


/s/ William T. Monahan


William T. Monahan
Chairman of the Board, President and
Chief Executive Officer

                                  IMATION CORP.
                                 1 IMATION PLACE
                            OAKDALE, MINNESOTA 55128


                               ------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  June 9, 1999


                               ------------------



To the Shareholders of Imation Corp.:


The 1999 Annual Meeting of Shareholders of IMATION CORP. will be held on Wednesday, June 9, 1999, at 9:00 a.m., local time, in the Wharf Room of the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts, for the following purposes:

     1. To elect three Class III directors of the Company to serve for a three-year term;

     2. To ratify the appointment of PricewaterhouseCoopers LLP, independent accountants, to audit the consolidated financial statements of Imation Corp. for the year 1999; and

     3. To transact such other business that may properly come before the meeting or any adjournment or adjournments thereof.


These items are more fully described in the following pages of the Proxy Statement.

The Board of Directors has fixed April 14, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.



                                        By Order of the Board of Directors,


                                        /s/ John L. Sullivan


                                        John L. Sullivan
                                        VICE PRESIDENT, GENERAL COUNSEL
                                        AND SECRETARY

Oakdale, Minnesota
April 23, 1999



                                IMPORTANT NOTICE
                                ----------------
         PLEASE VOTE BY TELEPHONE OR MARK, DATE, SIGN AND PROMPTLY MAIL
    THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES
                       WILL BE REPRESENTED AT THE MEETING

                                  IMATION CORP.

                                  -------------

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 9, 1999

                                  -------------

                                TABLE OF CONTENTS

                                  -------------

                                                                            PAGE
                                                                            ----

Information Concerning Solicitation and Voting .......................        1
  Voting Procedures ..................................................        1
  Security Ownership of Certain Beneficial Owners ....................        2
  Security Ownership of Management ...................................        3
  Section 16(a) Beneficial Ownership Reporting Compliance ............        3

Board of Directors ...................................................        4
  Meetings of the Board and Board Committees .........................        4
  Committees of the Board ............................................        4
  Compensation of Directors ..........................................        4
  Board Retirement Policy ............................................        5
  Indemnification Agreements .........................................        5

Item No. 1--Election of Directors ....................................        5
  General Information ................................................        5
  Information Concerning Directors ...................................        6

Item No. 2--Ratification of the Appointment of Independent Auditors ..        8

Other Business .......................................................        8

Executive Officers of the Company ....................................        8

Compensation Committee Report on Executive Compensation ..............        9

Compensation of Executive Officers ...................................       12
  Compensation Under Retirement Plans ................................       14
  Employment Agreements ..............................................       15
  Negotiated Settlement Agreements ...................................       16

Shareholder Return Performance Graph .................................       17

Common Stock Information .............................................       17

General ..............................................................       18

Appendix--1998 Financial Information ............................. A-1 thru A-41

[LOGO]
IMATION
BORNE OF 3M INNOVATION


                                  IMATION CORP.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

VOTING PROCEDURES

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Imation Corp. (the "Company" or "Imation") for use at the Annual Meeting of Shareholders of Imation to be held on June 9, 1999, and at all adjournments thereof. All shareholders of record on April 14, 1999 are entitled to vote at the Annual Meeting and, as of that date, there were approximately 38,328,450 shares of common stock, $.01 par value, of the Company (the "Common Stock") outstanding. Each share of Common Stock entitles the holder to one vote. Shares of Common Stock held in the Company's treasury will not be voted and will not be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote.

The Company anticipates that this Proxy Statement and the accompanying form of proxy will first be sent to its shareholders on or about April 23, 1999.

A proxy card is enclosed for your use. IN ORDER TO REGISTER YOUR VOTE, COMPLETE, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED OR VOTE YOUR PROXY BY TELEPHONE IN ACCORDANCE WITH THE TELEPHONE VOTING INSTRUCTIONS SET FORTH ON THE PROXY CARD.

You have three choices on each matter to be voted upon at the Annual Meeting. For the election of directors, by checking the appropriate box on your proxy card, you may (i) vote for all of the director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees you designate. See "General Information" under Item No. 1. Concerning Item No. 2, by checking the appropriate box, you may (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" from voting on the item.

You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy, or by attending the meeting and withdrawing the proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating such person to act on your behalf. Each unrevoked proxy card properly executed and received prior to the close of the meeting will be voted as indicated. Where specific instructions are not indicated, the proxy will be voted FOR the election of all directors as nominated and FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 1999.

If an executed proxy card is returned and the shareholder has voted "abstain" on any matter (or "withhold authority" as to the election of any director), the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the holdings, as of the date indicated, of the Company's outstanding Common Stock of each person known to the Company to own beneficially (as defined by the Securities and Exchange Commission for proxy statement purposes) more than 5% of any class of the Company's voting securities:

                                          AMOUNT AND NATURE
                                            OF BENEFICIAL       PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER          OWNERSHIP         OF CLASS
------------------------------------      -----------------     --------

Harris Associates, Inc.                      5,202,501(1)        13.57%
 Two North LaSalle Street, Suite 500
 Chicago, Illinois 60602-3790

Private Capital Management, Inc.             5,400,574(2)        14.09%
 3003 Tamiami Trail North
 Naples, Florida 33940

State Street Bank and Trust Company          2,461,379(3)         6.42%
 225 Franklin Street
 Boston, Massachusetts 02110

Pioneer Investment Management Inc.           2,353,000(4)         6.14%
 60 State Street
 Boston, Massachusetts 02109

------------------
(1) The Company received a copy of an amended Schedule 13G filed with the Securities and Exchange Commission by Harris Associates, Inc., indicating that, at December 31, 1998, Harris Associates, Inc. and certain of its affiliates, as investment advisor to Harris Associates Investment Trust and various other clients, beneficially held a total of 5,202,501 shares of Common Stock. Of such shares, such entities had sole power to dispose of 4,917,495 shares and shared power to dispose of 285,006 shares. Such entities had shared power to vote all such shares.

(2) The Company received a copy of an amended Schedule 13G filed with the Securities and Exchange Commission by Private Capital Management, Inc., indicating that, at February 16, 1999, Private Capital Management, Inc. and certain of its affiliates, as investment advisors, beneficially held a total of 5,400,574 shares of Common Stock. Of such shares, such entities had sole power to vote 25,500 shares, sole power to dispose of 25,500 shares and shared power to dispose of 5,375,074 shares.

(3) The Company received a copy of an amended Schedule 13G filed with the Securities and Exchange Commission by State Street Bank and Trust Company, indicating that, at December 31, 1998, State Street Bank and Trust Company, as trustee of the Imation Retirement Investment Plan and other trust accounts, held a total of 2,461,379 shares of Common Stock. Of such shares, State Street Bank and Trust Company had sole power to vote 236,124 shares, shared power to vote 2,222,455 shares, sole power to dispose of 238,010 shares and shared power to dispose of 2,223,369 shares.

(4) The Company received a copy of an amended Schedule 13G filed with the Securities and Exchange Commission by Pioneer Investment Management Inc., indicating that, at December 31, 1998, Pioneer Investment Management Inc., in its capacity as an investment advisor, beneficially held a total of 2,353,000 shares of Common Stock. Such entity had sole power to vote and to dispose of all such shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of Common Stock of the Company beneficially owned as of March 31, 1999, by each director, each current or former officer named in the Summary Compensation Table on page 12, and all directors and executive officers as a group. Except as otherwise indicated, the named beneficial owner has sole voting and investment powers with respect to the shares held by such beneficial owner.

                                            AMOUNT AND NATURE OF    PERCENTAGE
          NAME OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP(1)   OF CLASS
          ------------------------         -----------------------   --------

          William T. Monahan                         71,482             *
          Richard E. Belluzzo                         8,961             *
          Lawrence E. Eaton                          46,344             *
          Michael S. Fields                          15,958             *
          William W. George                          36,301             *
          Linda W. Hart                              35,947             *
          Ronald T. LeMay                            25,578             *
          Marvin L. Mann                             26,637             *
          Daryl J. White                             31,331             *
          Barbara M. Cederberg                        5,881             *
          Robert L. Edwards                          10,775             *
          Steven D. Ladwig                          110,000             *
          David H. Wenck                             11,569             *
          Charles D. Oesterlein                      51,780             *
          Clifford T. Pinder                         52,268             *
          All Directors and Executive
           Officers as a Group (18 persons)         550,747          1.44%

------------------
* Indicates ownership of less than 1%.

(1) The shares shown include: (i) the following shares issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days: Mr. Monahan, 56,590 shares; Mr. Belluzzo, 8,466 shares; Mr. Eaton, 30,000 shares; Mr. Fields, 13,836 shares; Mr. George, 30,000 shares; Ms. Hart, 30,000 shares; Mr. LeMay, 24,247 shares; Mr. Mann, 23,534 shares; Mr. White, 30,000 shares; Ms. Cederberg, 4,380 shares; Mr. Wenck, 8,660 shares; Mr. Oesterlein, 50,660 shares; Mr. Pinder, 50,660 shares; and all directors and executive officers as a group, 362,563 shares; and (ii) the following shares allocated as of March 31, 1999 to the accounts of participants under the Imation Retirement Investment Plan: Mr. Monahan, 1,058 shares; Ms. Cederberg, 1,043 shares; Mr. Edwards, 775 shares; Mr. Wenck, 954 shares; Mr. Oesterlein, 520 shares; Mr. Pinder, 746 shares; and all executive officers as a group, 6,499 shares. The participants in the Imation Retirement Investment Plan have shared voting and investment power with respect to such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange, and the Company is required to identify any of those individuals who failed to file such reports on a timely basis. The Company believes that during 1998 all directors and executive officers of the Company complied with their Section 16(a) filing requirements, except that a Form 3 Initial Statement of Beneficial Ownership required to be filed by Richard E. Belluzzo upon his election as a director of the Company was filed late.

                               BOARD OF DIRECTORS

MEETINGS OF THE BOARD AND BOARD COMMITTEES

During 1998, the Board of Directors held a total of six meetings and the various committees of the Board met a total of 13 times. Each director attended 80% or more of the total meetings of the Board of Directors and the Board committees on which the director served.

COMMITTEES OF THE BOARD

The standing committees of the Board of Directors include the Audit, Compensation, and Nominating and Governance Committees. Each of the Board Committees has adopted a committee charter which sets forth the function and responsibilities of the committee.

AUDIT COMMITTEE. The Audit Committee consists of four non-employee directors:
Messrs. White (Chair), Eaton, LeMay and Belluzzo. The Audit Committee held five meetings in 1998. The Audit Committee reviews the Company's consolidated financial statements; makes recommendations regarding the Company's independent accountants and the scope of their services; reviews the adequacy of accounting and audit policies, compliance procedures and internal controls; reviews nonaudit services performed by the independent accountants in order to maintain their independence; and reports to the Board of Directors on the adequacy of financial statement disclosures and adherence to accounting principles.

COMPENSATION COMMITTEE. The Compensation Committee consists of four non-employee directors: Messrs. Mann (Chair), Fields and White and Ms. Hart. The Compensation Committee held six meetings in 1998. The Compensation Committee reviews compensation and benefits programs for the Company's executive officers; reviews the selection of officers; evaluates senior management performance; and administers certain stock and benefit plans.

NOMINATING AND GOVERNANCE COMMITTEE. The Nominating and Governance Committee consists of three non-employee directors: Ms. Hart (Chair) and Messrs. George and Mann. The Nominating and Governance Committee held two meetings in 1998. The Nominating and Governance Committee advises and makes recommendations to the Board on all matters concerning directorship and corporate governance matters and the selection of candidates as nominees for election as directors.

The Nominating and Governance Committee will consider qualified nominees for Board membership submitted by shareholders. A shareholder wishing to nominate a candidate should forward the candidate's name and a detailed background of the candidate's qualifications to the Corporate Secretary of the Company at 1 Imation Place, Oakdale, Minnesota 55128. Generally, candidates must be highly qualified and have broad training and experience in their chosen fields. They should represent the interests of all shareholders and not those of a special interest group. Any nominations for director to be made at an Annual Meeting of Shareholders must be made in accordance with the requirements set forth in the Company's Bylaws, a copy of which may be obtained upon request from the Corporate Secretary of the Company at the address listed above.

COMPENSATION OF DIRECTORS

Directors who are not employees of the Company receive an annual retainer of $40,000 and an additional fee of $5,000 per year for serving as chair of a Board committee. Non-employee directors are paid $1,500 for attendance at each meeting of the Board of Directors in excess of four meetings per year, $1,000 for attendance at meetings of Board committees, and $500 for attendance at each meeting of the Board or Board committee held by telephone or video conference. In addition, the Company matches gifts by each non-employee director to qualified charitable institutions up to $15,000 per year.

Under the terms of the 1996 Directors Stock Compensation Program (the "Directors Plan"), each non-employee director automatically receives, in lieu of 25% of his or her annual retainer fee, shares of restricted Common Stock equal in value to such portion of the retainer fee. Restrictions on the stock lapse three years after the date of grant. The Directors Plan also permits non-employee directors to elect to receive all or part of the remainder of their annual retainer and meeting fees in shares of Common Stock or in restricted stock units equivalent to shares of Common Stock. In addition, each non-employee director automatically receives an initial stock option grant for Common Stock on the date he or she becomes a director and an additional annual stock option grant on the date of the Annual Meeting of Shareholders each year. The number of shares subject to each option grant is 10,000, with the number of shares subject to the initial grant prorated for the number of months the director served as a director during the year. The options are nonqualified stock options with a term of ten years and are granted at an option price equal to the fair market value of the Common Stock on the date of grant. Each option becomes fully exercisable on the date of the Annual Meeting of Shareholders in the year following the date of grant, provided that all outstanding options of a director will immediately vest and become fully exercisable upon the director's death or disability, or upon a change of control (as defined in the Directors Plan).

Employee directors are not compensated for their service on the Board of Directors.

BOARD RETIREMENT POLICY

The Board has adopted a retirement policy that requires (i) non-employee directors to retire from the Board at the annual meeting of shareholders following either 15 years of service as a director or the director attaining the age of 70, (ii) a director who is also the chief executive officer to submit his or her resignation from the Board when he or she ceases to hold that position, and (iii) any other director who is an employee of the Company to retire from the Board upon termination of his or her active service as an employee or upon attaining the age of 65, whichever is earlier.

INDEMNIFICATION AGREEMENTS

It is the Company's policy to indemnify its directors and officers against any costs, expenses and other liabilities to which they may become subject by reason of their service to the Company and to insure its directors and officers against such liabilities to the extent permitted by applicable law. The Company's Bylaws provide for indemnification of its directors, officers and employees against such costs, expenses and other liabilities so long as the director, officer or employee acts in good faith and in a manner he or she reasonably believes to be in or not opposed to the Company's best interests. The Company has also entered into Indemnity Agreements with each of its directors pursuant to which the Company has agreed to indemnify each of its directors to the full extent provided by applicable law and the Company's Bylaws as currently in effect.


                                   ITEM NO. 1
                              ELECTION OF DIRECTORS

GENERAL INFORMATION

The Board of Directors of the Company is divided into three classes. The members of each class are elected to serve three year terms with the term of office of each class ending in successive years. The three directors serving in Class III have terms expiring at the 1999 Annual Meeting. The Class III directors currently serving on the Board, Ms. Hart and Messrs. Monahan and Belluzzo, have been nominated by the Board of Directors for re-election to three-year terms at the Annual Meeting. The three Class III director nominees currently are directors of the Company.

Each of the nominees standing for re-election has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute designated by the Board, unless an instruction to the contrary is indicated on the proxy card.

Each Class III nominee elected will hold office until the Annual Meeting of Shareholders to be held in 2002 or until a successor has been duly elected and qualified, unless prior to such meeting the director shall resign, or his or her directorship shall become vacant due to the director's death or removal.

INFORMATION CONCERNING DIRECTORS

DIRECTOR NOMINEES -- CLASS III (TERM ENDING 1999)

Richard E. Belluzzo     Richard E. Belluzzo, age 45, is Chairman and Chief
                        Executive Officer of Silicon Graphics, Inc. (a supplier of high-performance solutions with its family of computer workstations, supercomputers and servers) since
                        1998. Prior to such time, he held the position of Executive Vice President and General Manager of
                        Hewlett-Packard Company. Mr. Belluzzo is also a member of the board of directors of Specialty Laboratories. Mr.
                        Belluzzo has been a director of the Company since August
                        1998.

Linda W. Hart           Linda W. Hart, age 58, is Vice Chairman and Chief
                        Executive Officer of Hart Group, Inc. (a diversified group of companies primarily involved in insulation manufacturing and residential and commercial services).
                        Prior to joining Hart Group in 1990, Ms. Hart was engaged in the private practice of law in Dallas, Texas.
                        Ms. Hart is a former director of both Conner
                        Peripherals, Inc. and WordPerfect Corporation and is currently a director of NeTrust Lease Equities, Inc.
                        (REIT) and each of the Hart Group companies; Hart Group, Inc. (management services and investments), Rmax, Inc.
                        (insulation manufac- turing), Axon, Inc. (residential and commercial services), Hart Leasing, Inc. (vehicle and equipment leasing) and L&M Acquisitions, Inc.
                        (investment company). Ms. Hart has been a director of the Company since July 1996.

William T. Monahan      William T. Monahan, age 51, was elected Chairman of the
                        Board, President and Chief Executive Officer of the
                        Company when the Company was formed in March 1996 in connection with the spin-off from 3M. From June 1993 to March 1996, Mr. Monahan served as Group Vice President responsible for the Electro and Communication Group of 3M, and from May 1992 to May 1993, he served as Senior
                        Managing Director of 3M Italy. From September 1989 to
                        May 1992, Mr. Monahan was Vice President of the Data
                        Storage Products Division of 3M.

BOARD MEMBERS CONTINUING IN OFFICE -- CLASS I (TERM ENDING 2000)

Lawrence E. Eaton       Lawrence E. Eaton, age 61, served as Executive Vice
                        President of the Information, Imaging and Electronic
                        Sector and Corporate Services of 3M (a diversified manufacturer) from 1991 to his retirement in August
                        1996. Prior to 1991, Mr. Eaton served in various other capacities at 3M, including from 1986 to 1991 as Group
                        Vice President, Memory Technologies Group. Mr. Eaton has been a director of the Company since July 1996.

Michael S. Fields       Michael S. Fields, age 53, has been President of The
                        Fields Group (a management consulting firm) since May
                        1997. In June 1992, Mr. Fields founded Open Vision
                        (supplier of computer systems management applications for open client/server computing environments). Mr.
                        Fields served as Chairman and Chief Executive Officer of that company from July 1992 to July 1995 and continued to serve as Chairman of the Board until April 1997.
                        Prior to such time, Mr. Fields held a number of executive positions at Oracle Corporation. Mr. Fields has been a director of the Company since January 1998 and is also a director of WinVista, Adamation, ReachCast, The Paragon Company, Unisource Systems,
                        Uniteq and the Hurwitz Group.

Ronald T. LeMay         Ronald T. LeMay, age 53, is the President and Chief
                        Operating Officer of Sprint Corporation (a telecommunications company). He was appointed to that position in February 1996. He became a director of Sprint in 1993. From March 1995 to September 1996, Mr.
                        LeMay served as the Chief Executive Officer of Sprint
                        Spectrum, a partnership among Sprint,
                        Tele-Communications, Inc., Comcast Corporation and Cox
                        Communications. From October 1989 to March 1995, Mr.
                        LeMay served as President and Chief Operating Officer of
                        Sprint Long Distance. Mr. LeMay has been a director of the Company since July 1996 and is also a director of Yellow Corporation and Ceridian Corp.

BOARD MEMBERS CONTINUING IN OFFICE -- CLASS II (TERM ENDING 2001)

William W. George       William W. George, age 56, is Chairman and Chief
                        Executive Officer of Medtronic, Inc. (a medical technology company). He joined Medtronic in 1989 as President and Chief Operating Officer, was elected Chief
                        Executive Officer in 1991 and became Chairman of the Board in August 1996. Prior to such time, Mr. George served as the President of Honeywell Space and Aviation
                        Systems and the President of Honeywell Industrial
                        Automation and Control. Mr. George has been a director of the Company since July 1996 and is also a director of Dayton Hudson Corporation and Allina Health System.

Marvin L. Mann          Marvin L. Mann, age 65, has been Chairman of the Board
                        of Lexmark International, Inc. (a supplier of network and personal printers and information processing supplies) since May 1, 1998 and served as Chairman, President and Chief Executive Officer from the time the company was formed in 1991. Prior to such time, Mr. Mann served in a number of executive positions at IBM. Mr.
                        Mann has been a director of the Company since January
                        1997 and is also a director of M. A. Hanna Company, Dynatech, Inc., and a member of the Fidelity Investments
                        Board of Trustees.

Daryl J. White          Daryl J. White, age 51, served as the Senior Vice
                        President of Finance and Chief Financial Officer of
                        Compaq Computer Corporation (a computer equipment manufacturer) from 1988 to May 1996. Prior to such time, he held the positions of Corporate Controller and Director of Information Management at Compaq. Mr. White has been a director of the Company since July 1996.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES IN CLASS III AS DIRECTORS OF THE COMPANY FOR A THREE-YEAR TERM. Assuming the presence of a quorum, directors shall be elected by a plurality of the votes cast at the Annual Meeting by holders of Common Stock voting for the election of directors.

                                   ITEM NO. 2
             RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, on the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP (PwC), an independent certified public accounting firm, to audit the consolidated financial statements of the Company for 1999. PwC was formed in 1998 by the merger of the accounting firms of Price Waterhouse LLP and Coopers & Lybrand L.L.P. Prior to their merger, Coopers & Lybrand L.L.P. audited the Company's financial statements for the years 1996 and 1997. Representatives of the firm will attend the Annual Meeting and will have an opportunity to make a statement if they desire, and also will be available to answer questions.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for ratification of the appointment of the independent auditors.


                                 OTHER BUSINESS

The Company is not aware of any business to be acted upon at the Annual Meeting other than that which is explained in this Proxy Statement. In the event that any other business calling for a vote of the shareholders is properly presented at the Annual Meeting, the holders of the proxies will have discretionary voting authority to vote your shares.


                        EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company on April 15, 1999, together with their ages and business experience, are set forth below.

WILLIAM T. MONAHAN, age 51, is Chairman of the Board, President and Chief Executive Officer, positions he has held since the Company spun-off from 3M on July 1, 1996. From June 1993 to March 1996, he was Group Vice President responsible for 3M's Electro and Communications Group, and from May 1992 to May 1993, he was Senior Managing Director of 3M Italy. From September 1989 to May 1992, he was Vice President of 3M's Data Storage Products Division.

BARBARA M. CEDERBERG, age 45, is Vice President and President, Product Technologies. Prior to her appointment in October 1998, she was General Manager of Printing and Proofing Products for the Company. Prior to joining the Company at spin-off on July 1, 1996, she held various positions at 3M.

ROBERT L. EDWARDS, age 43, is Senior Vice President, Chief Financial Officer and Chief Administrative Officer. He joined the Company in April 1998 after twenty years of experience in the transportation and energy industries with Santa Fe Industries affiliated or predecessor companies. From 1991 to 1995, he was Senior Vice President, Treasurer and Chief Financial Officer, and from 1995 to 1998, he was Senior Vice President, Business Development of Santa Fe Pacific Pipelines, Inc.

MICHAEL A. HOWARD, age 49, is Vice President and President, Digital Solutions and Services. He joined the Company in June 1998 from Digital Equipment Corporation, where he held several executive sales positions over the past twenty-two years and most recently was Vice President, Microsoft/Digital Alliance.

STEVEN D. LADWIG, age 41, is Vice President and President, Data Storage and Information Management. He joined the Company in July 1998 after nineteen years with IBM. Most recently he was General Manager for Network Computing and Software for Global Small and Medium Businesses from October 1996 to June 1998. From 1994 to October 1996, he was Vice President of Development, AS/400 Division.

JOHN L. SULLIVAN, age 44, is Vice President, General Counsel and Secretary. He joined the Company in August 1998 from Silicon Graphics, Inc., where he held several legal counsel positions and most recently was Vice President-General Counsel. Prior to joining Silicon Graphics, he held several positions with Cray Research, Inc. from 1989 to 1997, including the positions of General Counsel and Corporate Secretary from 1995 to 1997. Cray Research, Inc. became part of Silicon Graphics in 1996.

DAVID H. WENCK, age 55, is Vice President, International, a position he has held since March 1998. Prior to assuming his current responsibilities, he was Vice President, Asia, Latin America and Canada, assuming that role at spin-off. From May 1995 to July 1996, he was General Manager of 3M's Data Storage Optical Technology Division. From December 1994 to April 1995, he was Department Manager of 3M's Software Media and CD-ROM Services Department, and from July 1986 to September 1994, he was Project Manager of 3M's Optical Recording Project.

PAUL R. ZELLER, age 38, is Corporate Controller, a position he has held since May 1998. He joined the Company at spin-off and held accounting manager and division controller positions with the Company prior to assuming his current responsibilities. Prior to joining the Company, he held several accounting management positions with 3M prior to spin-off.


                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is comprised entirely of independent, non-employee directors. The Committee is responsible for establishing the Company's executive compensation philosophy and administering the Company's compensation and stock ownership programs.

The Company uses cash and stock-based compensation for the following purposes:
(i) to motivate executives to achieve the Company's strategic objectives, (ii) to align the interests of executives with those of shareholders, (iii) to provide competitive total compensation in order to attract and retain highly qualified key executives, and (iv) to reward individual and Company performance.

During 1998 the Company retained the services of new executives or promoted internal employees to several executive positions. In most instances, these new executives replaced others who had left the Company during the year. A competitive compensation analysis was conducted for each newly-staffed executive position. This analysis was conducted with the assistance of a professional compensation consultant. The market analysis considered the base salaries, incentive compensation and stock-based compensation of the Company's executive officers as compared to a number of peer group companies selected by the Committee. The compensation peer group includes 13 companies which were selected based on the type of business, total revenues and/or financial structure of such companies. The compensation peer group is broader than the Pacific Stock Exchange High Technology Index used in the Shareholder Return Performance Graph on page 17, since the Company's product lines are generally more diverse than those of the technology companies included in that index.

The key components of the Company's executive compensation program are base salary, cash incentive compensation, and long-term stock-based incentive compensation. These components are described separately below. In determining compensation, the Committee considers all elements of an executive's compensation package. The Corporation's compensation program is designed to enhance shareholder value by linking a large portion of executive officers' compensation directly to performance. The objective is to target cash incentive compensation for executive officers at competitive levels for executive officers of companies in the compensation peer group which, when combined with base salaries, are designed to produce a total cash compensation opportunity targeted at the 50th percentile of competitive targeted cash compensation levels for the compensation peer group.

BASE SALARY. Based on the Company's overall performance, no executive received an increase to base salary during 1998, other than those individuals who were promoted to executive positions during the year or who assumed significantly greater executive responsibility during the year.

The Committee intends to review the base salaries of executive officers on an annual basis. In determining appropriate salary levels, the Committee will consider individual performance, level of responsibility, scope and complexity of the position, salary levels for comparable positions at companies in the compensation peer group, and overall Company performance in delivering value to shareholders. Factors to be considered in determining base salary are not assigned pre-determined relative weights.

INCENTIVE COMPENSATION. For the bonus plan year 1998, limited incentive compensation awards were made to executive officers and other management personnel, pursuant to the Company's Success Sharing Plan, based upon achievement of specific annual economic profit improvement targets for the Company and respective businesses making up the Company. One executive received a partial bonus payment for achievement of economic profit improvement within the business led by the executive. Certain executives, newly hired by the Company during 1998, received guaranteed bonus payments, prorated for the period of time employed during the year. These payments were negotiated as a part of the recruitment process.

STOCK-BASED COMPENSATION. The Committee and management believe that broad and significant employee ownership of Company stock effectively motivates the building of shareholder wealth and aligns the interests of employees with those of the Company's shareholders. Stock based awards in the form of stock option grants and restricted stock awards are made under the Company's 1996 Employee Stock Incentive Program (the "1996 Plan").

During 1998 the Company delivered a limited number of stock option grants due to a decision to evaluate the criteria for issuing options to employees. As a result of this activity, options granted during the year were primarily for new hire or critical retention situations, with a total of 135 employees receiving option grants. Certain executives received options as a condition of their hire or assumption of new, expanded responsibilities. The size of each stock option grant made to executive officers in 1998 was determined by targeting the value of the option grant at the median value of option grants made by other companies in the compensation peer group to executives in comparable positions. The table entitled "Option Grants in 1998" on page 13 summarizes the stock options granted during 1998 to the five most highly compensated executive officers.

The 1996 Plan also authorizes the Committee to make awards of restricted stock to selected employees, and in so doing to determine the number of shares to be awarded, the length of the restricted period, the purchase price, if any, to be paid by the employee, and whether any other restriction will be imposed in connection with such awards. The Committee granted one restricted stock award during 1998. Steven D. Ladwig, President and Vice President of Data Storage and Information Management was granted restricted stock as a component of his hiring package.

CHIEF EXECUTIVE OFFICER COMPENSATION. The CEO's base salary was established by the Committee at $530,040 in January 1997 and has not been changed since that time. In evaluating Mr. Monahan's performance, base salary, and stock-based compensation, the Committee examined his compensation relative to the compensation levels for comparable positions at companies in the compensation peer group. In addition to this, the Committee considered the Company's overall performance in delivering shareholder value. Based on these considerations, the Committee chose not to modify Mr. Monahan's base salary or grant additional stock options during 1998. Mr. Monahan had a target bonus opportunity of $430,000 but received no pay-out under the 1998 Success Sharing Plan as the Company did not achieve its targeted level of economic profit improvement.

The Company has an employment agreement with Mr. Monahan, the terms of which are described below under "Employment Agreements."

DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code limits the Company's ability to deduct, for federal income tax purposes, certain compensation in excess of $1 million per year paid to persons named in the Summary Compensation Table. The tax law exempts from this rule compensation resulting from the exercise of stock options granted under the conditions specified in the regulations. The Committee intends to ensure that all compensation paid to the executive officers named in the Summary Compensation Table continues to meet the deductibility requirements of Section 162(m) to the extent that such requirements do not compromise the Company's ability to design effective compensation plans that meet the Company's executive compensation objectives described above.

SUMMARY. The Compensation Committee believes the compensation plans for the Company's executive officers have been designed so as to focus the efforts of the Company's executive officers on the achievement of the Company's business strategy and corporate objectives and to align the executives' interests with those of its shareholders. The Committee will continue to evaluate these programs to ensure they continue to do so.

                                        COMPENSATION COMMITTEE

                                        Marvin L. Mann, Chair
                                        Michael S. Fields
                                        Linda W. Hart
                                        Daryl J. White

                       COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                              ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                     ------------------------------------- -----------------------------------
                                                                                    AWARDS            PAYOUTS
                                                                           ------------------------- ---------
                                                                            RESTRICTED   SECURITIES
                                                                               STOCK     UNDERLYING     LTIP     ALL OTHER
                               YEAR                 BONUS    OTHER ANNUAL     AWARDS       OPTIONS    PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION     (1)     SALARY       (2)     COMPENSATION       (3)          (4)        (5)         (6)
----------------------------------------------------------------------------------------------------------------------------
William T. Monahan,           1998    $530,040    $      0        $ 0       $        0           0    $     0     $ 57,310
 Chairman, President          1997     530,040     108,575          0                0      45,000          0       16,357
 and Chief Executive          1996     467,500     390,410          0                0     212,489     85,690      203,764
 Officer

Robert L. Edwards,            1998     182,291     175,000          0                0     100,000          0      155,610
 Sr. Vice President,          1997          --          --         --               --          --         --           --
 Chief Financial              1996          --          --         --               --          --         --           --
 Officer & Chief
 Administrative Officer

Barbara M. Cederberg,         1998     152,265      72,645          0                0      20,000          0       26,252
 Vice President and           1997     129,281       9,955          0                0      10,000          0        5,625
 President, Product           1996     120,030      29,836          0                0       5,681          0       11,704
 Technologies

Steven D. Ladwig,             1998     116,666      62,000          0        1,580,000      40,000          0       20,393
 Vice President and           1997          --          --         --               --          --         --           --
 President, Data              1996          --          --         --               --          --         --           --
 Storage and Information
 Management

David H. Wenck,               1998     199,500           0          0                0           0          0       31,998
 Vice President,              1997     189,000      32,825          0                0      18,000          0       22,720
 International                1996     167,732      74,432          0                0      32,128          0       68,072

Clifford T. Pinder,           1998     220,020           0          0                0           0          0      589,417
 Former Vice                  1997     220,020      39,138          0                0      18,000          0       12,212
 President and                1996     198,880      59,804          0                0      35,146     49,610       51,582
 President, Growth
 Technologies

Charles D. Oesterlein,        1998     220,020           0          0                0           0          0      591,806
 Former Vice                  1997     220,020      39,138          0                0      18,000          0       19,325
 President and                1996     184,680      69,928          0                0      32,660     49,610       64,526
 President, Product
 Technologies

------------------
(1) Compensation for the first half of 1996 was determined solely by 3M and was for services rendered by the named individuals prior to the Spin-Off Date. The services rendered to 3M were, in many cases, in capacities not comparable to the positions currently held by those individuals for the Company. 1998 compensation reported for Messrs. Edwards and Ladwig reflects earnings from each of their respective employment commencement dates.

(2) The amounts shown under the heading "Bonus" for 1996 include cash payments received by the named individuals under 3M's Profit Sharing Plan. Payments under the 3M Profit Sharing Plan were based upon 3M's performance and were variable in accordance with a predetermined formula. The amounts shown in this column for 1996 include the following total cash payments received by the named individuals under the 3M Profit Sharing Plan during the first half of 1996: W. T. Monahan, $170,068; B. M. Cederberg, $12,655; D. H.
     Wenck, $37,312; C. T. Pinder, $27,614; and C. D. Oesterlein, $30,141. The remainder of the amounts shown for 1996 and the amounts shown for 1997 and 1998 are cash payments received by the named individuals during such periods under the Company's Success Sharing Plan. See "Compensation Committee Report on Executive Compensation."

(3) As of December 31, 1998, Mr. Ladwig held 100,000 restricted shares of Company Common Stock valued at $1,750,000. Of those shares 50,000 vest on August 1, 2000 and 25,000 vest on each of August 1, 2001 and August 1, 2002. Mr. Ladwig is entitled to receive any dividends paid on the shares after their issuance at such time as the restrictions lapse.

(4) In connection with the Spin-Off, options to purchase 3M stock ("3M Options") held by employees of the Company on the Spin-Off Date were retained as adjusted 3M options and were not converted to options for

     Common Stock. 3M remains solely responsible for satisfying all exercises of 3M Options. The number of stock options shown for 1996 includes the following 3M Options granted to the named individuals by 3M prior to the Spin-Off Date pursuant to the exercise of a reload feature in outstanding 3M stock options: W. T. Monahan, 3,899 shares; B. M. Cederberg, 1,301 shares; D. H. Wenck, 2,168 shares; and C. T. Pinder, 2,486 shares. The 3M Options are forfeitable by the named individuals upon termination of employment with the Company. The remainder of the stock options shown for 1996 and the stock options shown for 1997 and 1998 are options to purchase Common Stock granted under the 1996 Plan.

(5) "LTIP Payouts" shown in this column for 1996 reflect the value of certain LTIP grants made to the named individuals by 3M prior to the Spin-Off Date. The amounts shown reflect the value of the total grant for each individual under 3M's Performance Unit Plan after the three-year performance period (e.g., for 1996, the performance period was 1994-1996); however, no amount will be paid to these individuals under the grant for an additional three years pursuant to the terms of the grant. During this additional three-year period, interest will be paid at a rate determined by 3M's "return on capital employed." These rights are forfeited by the named individuals upon termination of employment with the Company. 3M remains solely responsible for amounts earned under all such LTIP grants made to the named individuals in years prior to 1996. The Company will be responsible for amounts payable pursuant to such LTIP grants made to the named individuals in 1996.

(6) "All Other Compensation" includes the following components: (a) the value of Company contributions of Common Stock to the accounts of the named individuals under the Retirement Investment Plan; (b) the value of premiums paid by the Company on split-dollar life insurance; (c) reimbursement for unused vacation time (for 1996 only); (d) that amount of the 3M Performance Unit Plan earnings allocated during the year to the base amounts determined after the three year performance periods of each respective grant, to the extent that such earnings are in excess of market interest rates (as determined by the Securities and Exchange Commission) (for 1996 only); (e) relocation costs (for 1998 only); and (f) separation payments (for 1998 only). For 1998, the "All Other Compensation" components for the named individuals were as follows: W. T. Monahan -- (a) $12,571; and (b) $44,470;
     R. L. Edwards -- (a) $6,272; (b) $18,380; and (e) $130,958; B. M. Cederberg
     -- (a) $12,523; and (b) $13,729; S. D. Ladwig -- (b) $11,761; and (e)
     $8,632; D. H. Wenck -- (a) $14,066; and (b) $17,932; C. T. Pinder -- (a)
     $6,118; (b) $20,769; and (f) $562,530; and C. D. Oesterlein -- (a) $13,486;
     (b) $15,820; and (f) $562,500.


                              OPTION GRANTS IN 1998
--------------------------------------------------------------------------------

                                            INDIVIDUAL GRANTS(1)
                      ----------------------------------------------------------------
                         NUMBER OF           % OF TOTAL
                         SECURITIES       OPTIONS GRANTED      EXERCISE                         GRANT
                         UNDERLYING       TO EMPLOYEES IN       PRICE       EXPIRATION           DATE
NAME                  OPTIONS GRANTED           1998          ($/SHARE)        DATE        PRESENT VALUE(2)
-----------------------------------------------------------------------------------------------------------
W. T. Monahan                   0                  --               --            --                 --
R. L. Edwards             100,000               19.80%        $  18.00      4-8-2008           $789,000
B. M. Cederberg            20,000                3.96%           18.25     10-1-2008            152,200
S. D. Ladwig               40,000                7.92%           15.80      8-3-2008            276,000
D. H. Wenck                     0                  --               --            --                 --
C. T. Pinder                    0                  --               --            --                 --
C. D. Oesterlein                0                  --               --            --                 --

------------------
(1) All options were granted at the fair market value of a share of Common Stock on the grant date, become exercisable over a five-year period, and expire ten years from the grant date. All options vest immediately in the event of a change of control.

(2) In accordance with Securities and Exchange Commission Rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value for the options granted: expected life of the option of five years, volatility at 40%, no dividend yield, and discount rate at 5.35%.

                       AGGREGATED OPTION EXERCISES IN 1998
                           AND 12/31/98 OPTION VALUES
--------------------------------------------------------------------------------

                                                       NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                         SHARES         VALUE           OPTIONS AT 12/31/98                  AT 12/31/98($)
                       ACQUIRED ON     REALIZED    -----------------------------    -----------------------------
NAME                  EXERCISE (#)       ($)       EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------
W. T. Monahan              0              $0         56,590           195,000            $0            $     0
R. L. Edwards              0               0              0           100,000             0                  0
B. M. Cederberg            0               0          4,380            30,000             0                  0
S. D. Ladwig               0               0              0            40,000             0             68,000
D. H. Wenck                0               0          8,660            42,000             0                  0
C. T. Pinder               0               0          8,660            42,000             0                  0
C. D. Oesterlein           0               0          8,660            42,000             0                  0

COMPENSATION UNDER RETIREMENT PLANS

The Company's Cash Balance Pension Plan (the "Pension Plan"), which is qualified under the applicable provisions of the Internal Revenue Code, covers substantially all domestic employees of the Company. Under the Pension Plan, benefits are determined by the amount of annual pay credits to each employee's account (equal to 6% of each employee's annual eligible earnings) and annual interest credits (equal to the return on 30-year U.S. Treasury Bonds as of November of the previous year) to such accounts. For the Plan year 1998, the interest crediting rate was 6.11%. At retirement, participants eligible for benefits may receive their account balance in a lump sum or as a monthly pension having an equivalent actuarial value. Certain limitations on the amount of benefits under tax qualified plans, such as the Company's Retirement Investment Plan and the Pension Plan, were imposed by the Employee Retirement Income Security Act of 1974 ("ERISA") and Tax Reform Act of 1986 ("TRA"). The Company's nonqualified supplemental benefit plan provides for the payment of amounts to employees who may be affected by those limitations so that, in general, total benefits will be equal to the level of benefits which would have been payable under the named plans but for the ERISA and TRA limitations.

The estimated annual compensation payable to each of the following individuals named in the Summary Compensation Table as a single life annuity payable at age 65 under both the Company's qualified and nonqualified pension plans (assuming that the named individuals continue to be employed by the Company until age 65 and receive 5% annual compensation increases) are as follows: W. T. Monahan, $178,218; R. L. Edwards, $157,364; B. M. Cederberg, $88,841; S. D. Ladwig,
$162,058; and D. H. Wenck, $46,513. Assuming he defers benefit commencement until he reaches age 65, C. T. Pinder will be eligible to receive an annual benefit of $22,796. C. D. Oesterlein currently receives retirement benefits from the Company of $3,399 annually.

Certain of the individuals named in the Summary Compensation Table also will retain, so long as such individual remains employed with the Company, his or her right to receive benefits accrued as of the Spin-Off Date under 3M's pension plan. Employees who were 3M employees immediately prior to the Spin-Off, including certain individuals named in the Summary Compensation Table, whose age and years of 3M pension service as of the Spin-Off Date equal or exceed 50 (with a minimum of 10 years of 3M pension service) continue to be credited with service for purposes of early retirement subsidies under 3M's pension plan based on their combined pension service with the Company and 3M, and will have their 3M accrued benefits as of the Spin-Off Date increased following the Spin-Off by 4% per year of employment with the Company. One half of the 4% per year increase will be paid to the individual by 3M and one half will be paid by the Company. With the exception of Messrs. Edwards and Ladwig, each of the following individuals named in the Summary Compensation Table is eligible to continue to accrue service credit under 3M's pension plan as described above. The annual amount payable by the Company to these named individuals (assuming retirement from the Company at age 65) is as follows: W. T. Monahan, $56,093; B. M. Cederberg, $22,537; and D. H. Wenck, $19,130. Assuming he defers benefit commencement until he reaches age 65, C. T. Pinder will be eligible to receive an annual benefit of $6,874. Under this provision, C. D. Oesterlein currently receives an annual benefit of $375 from the Company.

EMPLOYMENT AGREEMENTS

MR. MONAHAN. The Company has entered into an employment agreement with Mr. Monahan, which commenced as of the Spin-Off Date for an initial four-year term, with automatic one-year renewals commencing as of the second anniversary of the Spin-Off Date, unless notice not to renew is given by either party. Pursuant to the agreement, Mr. Monahan will serve as the Chief Executive Officer of the Company, and the Company will use its best efforts to have Mr. Monahan elected to the Board.

The agreement provides that if Mr. Monahan's employment is terminated by the Company without cause or by Mr. Monahan for good reason, he will be entitled to receive, for the remainder of the term of the agreement (i) base salary, (ii) annual incentive compensation equal to the average annual incentive awards for the three completed years immediately preceding the date of employment termination (including, if applicable annual incentive awards received from 3M for any year within the applicable three-year period), plus a pro rata annual incentive award for the year in which termination of employment occurs, (iii) the additional benefits that Mr. Monahan would have been entitled to receive under the Company's defined benefit pension plans had he remained an employee during the remainder of the term of the agreement, based on the base salary and incentive compensation levels described in clauses (i) and (ii) above, and (iv) continued participation in all welfare benefit plans, subject to an offset to the extent similar benefits are made available to Mr. Monahan without cost under welfare benefit plans of a subsequent employer. In addition, Mr. Monahan's equity-based awards will become fully vested and, with respect to his stock options, fully exercisable, as of his date of termination.

The agreement provides that if Mr. Monahan's employment is terminated by reason of death, his estate or designated beneficiary will be entitled to receive his base salary and a prorated annual incentive compensation award for a period of one year. If his employment is terminated by reason of disability, he will be entitled to receive a prorated annual incentive compensation award for a period of one year.

The agreement also provides that if Mr. Monahan receives payments under his agreement that would subject him to any federal excise tax due under Section 280G of the Internal Revenue Code, then he will also receive a cash "gross-up" payment so that he will be in the same net after-tax position that he would have been in had such excise tax not been applied.

During (i) the term of the agreement, (ii) any period during which Mr. Monahan continues to receive salary pursuant to the terms of the agreement, and (iii) the one-year period following termination of Mr. Monahan's employment by the Company for cause or by Mr. Monahan other than for good reason, Mr. Monahan is required to comply with provisions regarding non-competition, non-solicitation of employees, disparagement of the Company, return of work papers and compliance with policies regarding confidentiality of information.

MR. EDWARDS. The Company entered into an employment agreement with Mr. Edwards, which commenced on April 6th, 1998 and terminates on March 31, 2000. Thereafter, Mr. Edwards employment continues on an at will basis. Pursuant to the agreement, Mr. Edwards is entitled to serve as the Company's Senior Vice President-Strategy, Planning and Chief Financial Officer. (On January 1, 1999, Mr. Edwards was consensually elected to the position of Senior Vice President, Chief Financial Officer and Chief Administrative Officer.)

The Agreement provides that if Mr. Edwards' employment is terminated by the Company without cause, or by Mr. Edwards for good reason, he will be entitled to receive certain severance benefits. For any such severance occurring after April 1, 1999 and before March 31, 2000, he is entitled to receive, in 12 equal monthly installments, an amount equal to his then effective base salary, (currently $290,000) and his 1999 target bonus ($175,000). In addition, the stock options which he received upon commencement of his employment (100,000 shares), would become fully vested and exercisable upon termination. Finally, for the one year period following any termination of his employment, Mr. Edwards is required to comply with provisions regarding non-competition, non-solicitation of employees, disparagement of the Company, return of work papers and compliance with policies regarding confidentiality of information.

MR. LADWIG. The Company and Mr. Ladwig entered into an employment agreement on July 6, 1998. Pursuant to that agreement, the Company agreed that if Mr. Ladwig is terminated without cause or as a result of a change in control, he will be entitled to receive an amount equal to his then effective annual salary (currently $280,000); in addition, the restricted Common Stock he received at the time his employment commenced would immediately become fully vested.

NEGOTIATED SETTLEMENT AGREEMENTS

MR. OESTERLEIN. Mr. Oesterlein separated from active employment with the Company on December 31, 1998. In a settlement agreement between Mr. Oesterlein and the Company, in lieu of any other severance benefits which he may have been eligible to receive, the Company agreed to pay Mr. Oesterlein $562,500. As part of the agreement, Mr. Oesterlein was offered the opportunity to participate in the Company's Pre-Retirement Leave Program ("PRL"), under which the Company would pay for six months of medical and dental insurance coverage beginning immediately after Mr. Oesterlein's termination. Similarly, in the event Mr. Oesterlein would elect to continue medical and dental benefits through COBRA, in lieu of participation in PRL, the Company agreed to pay the full cost of his coverage for up to six months. In addition, until Mr. Oesterlein reaches the age of 65 the Company will continue to pay premiums on the Split Dollar Life Insurance Policy under which he was previously covered in connection with his position as an executive officer of the Company. With respect to stock options held by Mr. Oesterlein at the time of his separation, all such options became fully vested and exercisable through the full term of the option grant. Finally, Mr. Oesterlein is required to comply with provisions regarding non-solicitation of employees, interference with business relationships, disparagement of the Company, return of work papers and compliance with policies regarding confidentiality of information.

MR. PINDER. Mr. Pinder separated from active employment with the Company on December 31, 1998. In a settlement agreement between Mr. Pinder and the Company, in lieu of any other severance benefits which he may have been eligible to receive, the company agreed to pay Mr. Pinder $562,530. As part of the agreement, Mr. Pinder was offered the opportunity to participate in the Company's PRL, under which the Company would pay for six months of medical and dental insurance coverage beginning immediately after Mr. Pinder's termination. Similarly, in the event Mr. Pinder would elect to continue medical and dental benefits through COBRA, in lieu of participation in PRL, the Company agreed to pay the full cost of his coverage for up to six months. In addition, until Mr. Pinder reaches the age of 65 the Company will continue to pay premiums on the Split Dollar Life Insurance Policy under which he was previously covered in connection with his position as an executive officer of the Company. The Company also agreed to provide Mr. Pinder with outplacement assistance through an agency of his choosing, in an amount for services not to exceed $30,000. With respect to stock options held by Mr. Pinder at the time of his separation, all such options became fully vested and exercisable through December 31, 1999. Finally, Mr. Pinder is required to comply with provisions regarding non-solicitation of employees, interference with business relationships, disparagement of the Company, return of work papers and compliance with policies regarding confidentiality of information.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

The graph and table below compare the cumulative total shareholder return on the Company's Common Stock during the period commencing July 15, 1996 (the date on which the Common Stock began regular way trading on the New York Stock Exchange) and ending on December 31, 1998 with the cumulative total return on the S&P MidCap 400 Index and the Pacific Stock Exchange High Technology Index ("PSE High Tech Index") over the same period. The graph and table assume the investment of $100 on July 15, 1996 in each of the Company's Common Stock, the S&P MidCap 400 Index and the PSE High Tech Index and reinvestment of all dividends.

COMPARISON OF TOTAL RETURN
   AMONG IMATION CORP., S&P 400 INDEX AND PSE HIGH TECH INDEX


                              [PLOT POINTS CHART]

(TOTAL RETURN INDEX)                7/15/96        12/31/96       6/30/97       12/31/97      6/30/98       12/31/98
--------------------               ---------      ---------      ---------      --------     --------      ---------
Imation Corp ..................    $  100.00      $  117.19      $  109.38      $  66.67     $  69.01      $  72.92
S&P MidCap 400 Index ..........       100.00         117.36         131.58        152.94       164.72        179.46
PSE High Tech Index ...........       100.00         133.09         155.05        159.64       189.89        246.57


                            COMMON STOCK INFORMATION

As of April 14, 1999, there were approximately 38,328,450 shares of the Company's Common Stock, $.01 par value, outstanding held by approximately 55,886 shareholders of record. The Company's Common Stock is listed on the New York and Chicago Stock Exchanges under the symbol IMN. The Company did not pay any dividends during 1998. Future dividends will be determined by the Company's Board of Directors.

The following table sets forth, for the periods indicated, the high and low sales prices of Common Stock as reported on the New York Stock Exchange Composite Transactions.

                                     1998 SALES PRICES           1997 SALES PRICES
                                 -------------------------   -------------------------
                                     HIGH          LOW           HIGH          LOW
                                 -----------   -----------   -----------   -----------
First Quarter ................     $ 19.00       $ 13.56       $ 30.38       $ 25.00
Second Quarter ...............     $ 19.69       $ 15.94       $ 27.38       $ 22.25
Third Quarter ................     $ 19.25       $ 14.94       $ 29.69       $ 22.31
Fourth Quarter ...............     $ 19.00       $ 14.56       $ 24.25       $ 15.56

                                     GENERAL

The costs of preparing, printing and mailing this Proxy Statement will be paid by the Company, including the reimbursement to banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners. The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies from shareholders for a fee of $10,000, plus reimbursement for certain out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation, as well as by employees of Georgeson & Company Inc.

A copy of the Company's 1998 Summary Annual Report to Shareholders is being sent to shareholders with this Proxy Statement. IMATION WILL FURNISH TO SHAREHOLDERS WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO:

            INVESTOR RELATIONS
            IMATION CORP.
            1 IMATION PLACE
            OAKDALE, MN 55128

Any shareholder proposal intended to be presented at the Company's Annual Meeting to be held in 2000 that is requested to be included in the Company's Proxy Statement must be received at the principal executive offices of the Company by the close of business on December 27, 1999. Such proposal must also comply with all applicable statutes and regulations and should be sent to the attention of the Secretary of the Company.

If a shareholder wishes to present any other proposal or nominate a person to be elected as a director at the Company's Annual Meeting to be held in 2000, the proposal or nomination must be received in writing by the Secretary of the Company at the Company's principal executive offices between March 11, 2000 and April 10, 2000. However, if the Annual Meeting is to be held before May 30, 2000 or after June 19, 2000, then the proposal or nomination must be received before the later of (i) the close of business on the 10th day following the day on which notice of the meeting date is mailed or public disclosure of the meeting date is made, whichever occurs first, and (ii) the close of business 60 days before the Annual Meeting. The proposal or nomination must contain the specific information required by the Company's Bylaws, a copy of which may be obtained by writing to the Secretary of the Company.

Dated: April 23, 1999                   BY ORDER OF THE BOARD OF DIRECTORS,


                                        /s/ John L. Sullivan

                                        John L. Sullivan
                                        Vice President, General Counsel and
                                        Secretary

                                  IMATION CORP.

                           1998 FINANCIAL INFORMATION




                          (APPENDIX TO PROXY STATEMENT)

                                  IMATION CORP.
                           1998 FINANCIAL INFORMATION


                                                                          PAGE
                                                                          ----

Selected Consolidated Financial Data .................................    A-3

Management's Discussion and Analysis of
  Financial Condition and Results of Operations ......................    A-4

Consolidated Statements of Operations ................................    A-18

Consolidated Balance Sheets ..........................................    A-19

Consolidated Statements of Shareholders' Equity ......................    A-20

Consolidated Statements of Cash Flows ................................    A-21

Notes to Consolidated Financial Statements ...........................    A-22

Report of Independent Accountants. ...................................    A-41

Management's Responsibility for Financial Reporting ..................    A-41

                                  IMATION CORP.

                      SELECTED CONSOLIDATED FINANCIAL DATA*

                                            1998            1997            1996            1995            1994
------------------------------------------------------------------------------------------------------------------
(Dollars in millions, except per share data)
Statement of Operations Data:
 Net revenues                           $  2,046.5      $  2,201.8      $  2,278.2      $  2,245.6      $  2,280.5
 Gross profit                                676.3           716.2           754.9           682.5           793.4
 Selling, general and administrative         488.3           526.0           522.5           497.2           486.4
 Research and development                    139.8           194.9           183.1           222.4           211.2
 Gain on sale of medical imaging
  business and related charges               (65.0)             --              --              --              --
 Restructuring                               (16.8)          170.0            53.9           111.8              --
 Operating income (loss)                     130.0          (174.7)           (4.6)         (148.9)           95.8
 Income (loss) before tax and
  minority interest                          109.9          (206.0)          (15.0)         (166.8)           81.3
 Net income (loss) (1)                        57.1          (180.1)          (20.5)          (85.0)           54.3
 Basic and diluted earnings (loss)
  per common share                            1.45           (4.54)          (0.49)          (2.02)           1.28

Balance Sheet Data:
 Working capital                        $    497.8      $    538.9      $    607.3      $    658.4      $    714.0
 Property, plant and equipment, net          233.8           381.6           480.1           513.2           654.9
 Total assets                              1,322.2         1,665.5         1,573.3         1,541.5         1,671.7
 Long-term debt                               32.7           319.7           123.1              --              --
 Total liabilities                           561.1           983.3           643.0           392.8           371.7
 Total shareholders' equity                  761.1           682.2           930.3         1,148.7         1,300.0

Other Information:
 Current ratio                                 2.2             2.0             2.5             3.2             3.5
 Days sales outstanding (2)                     80              76              77              78              76
 Months in inventory (2)                       3.2             3.4             3.2             3.4             4.0
 Assets/equity                                 1.7             2.4             1.7             1.3             1.3
 Return on average assets (3)                  1.0%            1.3%            2.6%            0.2%            3.4%
 Return on average equity (3)                  2.0%            2.5%            3.9%            0.3%            4.3%
 Capital expenditures (4)               $    132.4      $    116.3      $    167.4      $    180.2      $    182.7
 Number of employees                         6,400           9,800           9,400          12,300          13,000

------------------
 * See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General Overview" for a description of the basis of presentation of the financial information presented in this table.

(1) Net income, excluding gain on sale of the medical imaging business, restructuring and other special charges, in 1998, 1997, 1996 and 1995 was $14.7 million, $20.3 million, $40.1 million and $3.3 million, respectively (see Note 3 and 5 of the Notes to Consolidated Financial Statements).

(2) 1998 excludes impact of the medical imaging business which was sold on November 30, 1998.

(3) Return percentages are calculated using net income excluding restructuring and other special charges noted in (1) above for 1998, 1997, 1996 and 1995.

(4) Capital expenditures in 1998 include $67.5 million for the purchase of the Company's research and development facility previously under a synthetic lease.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL OVERVIEW

The Company was formed in March 1996 as a result of the decision by 3M to spin-off a separate company comprised of substantially all of the businesses previously operated within 3M's data storage and imaging systems groups (the "Transferred Businesses"). To effectuate the transaction, on June 18, 1996, the Board of Directors of 3M declared a dividend payable to the holders of record of 3M common stock as of June 28, 1996, based upon a ratio of one share of the Company's common stock, par value $0.01 per share (the "Common Stock"), for every ten shares of 3M common stock owned on the record date. Effective July 1, 1996, the Company began operations as an independent, publicly held company. In 1997 the Company completed its first full year of operations as an independent company. Prior to July 1, 1996, the financial statements of the Company reflect the results of operations, financial position and cash flows of the Transferred Businesses as such businesses operated within 3M. As a result, the financial statements of the Company prior to July 1, 1996 have been carved out from the financial statements of 3M using the historical results of operations and historical basis of the assets and liabilities of such businesses. The Company's statements of operations prior to July 1, 1996 include all of the related costs of doing business, including charges for the use of facilities and for employee benefits, and include an allocation of certain general corporate expenses of 3M which were not directly related to these businesses, including costs for corporate logistics, corporate research and development, information technologies, finance, legal and corporate executives. Management believes these allocations were made on a reasonable basis. The financial information included herein for periods prior to July 1, 1996 may not necessarily be indicative of the results of operations, financial position and cash flows of the Company had the Company been a separate, independent company during the periods presented.

In connection with the Spin-off, the Company implemented certain reorganization actions in order to rationalize its manufacturing operations, streamline its organizational structure and write-off impaired assets. In addition, during 1997 the Company announced plans to further restructure its worldwide operations in order to improve the Company's competitive position, to focus resources on areas of strength and on growth opportunities, and to reduce costs and eliminate unnecessary structure (see Note 5 of the Notes to Consolidated Financial Statements). As a result of these programs, the Company has recorded pre-tax charges, net of related adjustments, totaling $425.8 million since 1995. The Company recorded $166.3 million of these charges in its 1995 Statement of Operations. It subsequently recorded $76.4 million and $199.9 million in 1996 and 1997, respectively. In 1998 the Company recognized a benefit, net of related adjustments, of $16.8 million.

Similarly, in conjunction with the acquisition of Luminous Corporation (Luminous) in 1996 and Cemax-Icon, Inc. (Cemax) in 1997, the Company recognized non-tax-deductible charges for in-process research and development costs of $12.0 million in 1996 related to Luminous and $41.7 million in 1997 related to Cemax. In addition, in August of 1998, the Company announced its intention to sell its medical imaging businesses (see Note 3 of the Notes to Consolidated Financial Statements). The sale of the Company's medical imaging businesses to Eastman Kodak Company (Kodak) was completed in November 1998. The Company recorded a pre-tax gain of $65.0 million on the sale, net of related costs.

As a result of all of these restructuring and other activities the number of people employed by the Company has declined from approximately 12,300 on December 31, 1995 to approximately 6,400 on December 31, 1998. Approximately 3,400 of these reductions occurred during 1998, 1,600 in relation to the sale of the medical imaging businesses and 1,800 related to other restructuring.

The following table displays the Company's results of operations for 1998, 1997 and 1996, as reported, compared to adjusted results which exclude the gain on the sale of the medical imaging business, restructuring and other special charges, acquisition-related charges and other year-end adjustments, as applicable. Reported and adjusted results also include certain expenses previously classified as selling, general and administrative expenses reclassified as cost of goods sold in current and prior years' financial statements, with no impact on net income (loss) in any year.


                                           1998                      1997                        1996
(IN MILLIONS,                    -----------------------    -----------------------     ----------------------
EXCEPT PER SHARE DATA)            REPORTED      ADJUSTED     REPORTED      ADJUSTED     REPORTED      ADJUSTED
--------------------------------------------------------------------------------------------------------------
Net revenues                     $ 2,046.5     $ 2,046.5    $ 2,201.8     $ 2,201.8    $ 2,278.2     $ 2,278.2
Gross profit                         676.3         676.3        716.2         731.2        754.9         762.8
Selling, general and
 administrative                      488.3         488.3        526.0         516.5        522.5         507.9
Research and development             139.8         139.8        194.9         153.2        183.1         171.1
Gain on sale of medical
 imaging business and related
 charges                             (65.0)           --           --            --           --            --
Restructuring                        (16.8)           --        170.0            --         53.9            --
Operating income (loss)              130.0          48.2       (174.7)         61.5         (4.6)         83.8
Net income (loss)                     57.1          14.7       (180.1)         20.3        (20.5)         40.1
Basic and diluted earnings
 (loss) per common share         $    1.45     $    0.37    $   (4.54)    $    0.51    $   (0.49)    $    0.97
--------------------------------------------------------------------------------------------------------------

RESULTS OF OPERATIONS

The following table sets forth the percentage relationship to revenue of certain items in the Company's Consolidated Statements of Operations for the years indicated.

---------------------------------------------------------------------------------------------------------
                                                                                  PERCENTAGE OF DOLLAR
        PERCENTAGE OF REVENUE                                                      INCREASE (DECREASE)
------------------------------------                                          ---------------------------
  1998          1997          1996                                            1998 VS 1997   1997 VS 1996
---------------------------------------------------------------------------------------------------------
 100.0%        100.0%        100.0%    Net revenues                               (7.1)%         (3.4)%
---------------------------------------------------------------------------------------------------------
  33.0          32.5          33.1     Gross profit                               (5.6)          (5.1)
---------------------------------------------------------------------------------------------------------
  23.8          23.9          22.9     Selling, general and administrative        (7.2)           0.7
---------------------------------------------------------------------------------------------------------
   6.8           8.8           8.0     Research and development                  (28.3)           6.4
---------------------------------------------------------------------------------------------------------
  (3.2)           --            --     Gain on sale of medical imaging              --             --
                                       business and related charges
---------------------------------------------------------------------------------------------------------
  (0.8)          7.7           2.4     Restructuring                            (109.9)         215.4
---------------------------------------------------------------------------------------------------------
   6.4          (7.9)         (0.2)    Operating income (loss)                      n/m           n/m
---------------------------------------------------------------------------------------------------------
   1.0           1.5           0.5     Non-operating expense, net                (35.8)         201.0
---------------------------------------------------------------------------------------------------------
   2.6          (1.2)          0.2     Income tax provision (benefit)               n/m           n/m
---------------------------------------------------------------------------------------------------------
   2.8          (8.2)         (0.9)    Net income (loss)                            n/m           n/m
---------------------------------------------------------------------------------------------------------

n/m: not meaningful

The following table includes the same information as above, but excludes the impact of the gain on sale of the medical imaging business, restructuring and other special charges as discussed in "General Overview" above.

------------------------------------------------------------------------------------------------------------
          PERCENTAGE OF REVENUE
(EXCLUDING GAIN ON SALE OF MEDICAL IMAGING,                                         PERCENTAGE OF DOLLAR
  RESTRUCTURING AND OTHER SPECIAL CHARGES)                                           INCREASE (DECREASE)
------------------------------------------------------------------------------------------------------------
  1998          1997        1996                                                1998 VS 1997    1997 VS 1996
------------------------------------------------------------------------------------------------------------
 100.0%        100.0%      100.0%        Net revenues                                (7.1)%        (3.4)%
------------------------------------------------------------------------------------------------------------
  33.0          33.2        33.5         Gross profit                                (7.5)         (4.1)
------------------------------------------------------------------------------------------------------------
  23.8          23.4        22.3         Selling, general and administrative         (5.5)          1.7
------------------------------------------------------------------------------------------------------------
   6.8           7.0         7.5         Research and development                    (8.7)        (10.5)
------------------------------------------------------------------------------------------------------------
   2.4           2.8         3.7         Operating income                           (21.6)        (26.6)
------------------------------------------------------------------------------------------------------------
   0.9           1.2         0.5         Non-operating expense, net                 (32.4)        149.0
------------------------------------------------------------------------------------------------------------
   0.8           0.7         1.4         Income tax provision                         4.6         (54.6)
------------------------------------------------------------------------------------------------------------
   0.7           0.9         1.8         Net income                                 (27.6)        (49.4)
------------------------------------------------------------------------------------------------------------

NET REVENUES
Net revenues in 1998, 1997 and 1996 were $2,046.5 million, $2,201.8 million and $2,278.2 million, respectively. Net revenues decreased 7.1 percent in 1998 compared to a decrease of 3.4 percent in 1997. Revenues declined in 1998 primarily due to continuing price erosion, lack of one month of the medical imaging business and, to a lesser extent, unfavorable changes in currency exchange rates. Volume increases in Asia were offset by declines in Canada and Europe. The Company expects 1999 revenues to be positively impacted by growth in certain products in the Data Storage business, including network products (DLT tape offerings and Travan NS(TM) technologies) and mobile and desktop products (SuperDisk(TM)), as well as growth in the Digital Solutions and Services business areas of Digital Asset Management and Operational Services. Approximately 45 percent of the Company's net revenues in 1998 were from sales outside the United States compared to 47 percent in 1997 and 49 percent in 1996.

GROSS PROFIT
Gross profit for 1998 was $676.3 million. Gross profit for 1997 was $716.2 million, which includes the impact of $15.0 million in special charges related primarily to the write-down of inventory. Gross profit for 1996 was $754.9 million, which includes the impact of $7.9 million in special charges primarily related to the write-off of certain packaging materials in connection with the Spin-off. Gross profit was 33.0 percent of revenues in 1998. Excluding the impact of special charges, gross profit in 1997 and 1996 would have been $731.2 million and $762.8 million, or 33.2 percent and 33.5 percent of revenues, respectively. The relatively consistent level of gross margin percentage reflects the Company's ability to offset negative effects of price erosion with productivity improvements. As previously discussed, gross profit includes certain expenses previously classified as selling, general and administrative expenses reclassified as cost of goods sold.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
In 1998, 1997 and 1996, selling, general and administrative expenses were $488.3 million, $526.0 million and $522.5 million, respectively. Selling, general and administrative expenses were 23.8 percent of revenues in 1998. Excluding special charges of $9.5 million in 1997 and $14.6 million in 1996, selling, general and administrative expenses would have been $516.5 million and $507.9 million, or
23.4 percent and 22.3 percent of revenues, in 1997 and 1996, respectively. The increase in selling, general and administrative expenses as a percentage of revenues is due to the decline in revenues, the Company's investment in its SuperDisk(TM) program and costs attributable to the Company's IT infrastructure development, partially offset by benefits resulting from the Company's 1997 restructuring program. The 1997 and 1996 selling, general and administrative expenses include $20.8 million and $41.8 million, respectively, of start-up costs related to designing and implementing more efficient business processes and developing the Company's brand identity. In 1998, the Company began amortizing capitalized software development costs associated with the design, testing and implementation of the Company's new IT systems.

RESEARCH AND DEVELOPMENT EXPENSES
Research and development expenses in 1998, 1997 and 1996 were $139.8 million, $194.9 million and $183.1 million, respectively. Expenses in 1997 include a non-tax-deductible charge of $41.7 million for acquired in-process research and development costs related to the Company's acquisition of Cemax, while 1996 expenses include a non-tax-deductible charge of $12.0 million for acquired in-process research and development costs related to the Company's acquisition of Luminous. Research and development expenses were 6.8 percent of revenues in 1998. Excluding the impact of acquisition-related charges, research and development expenses in 1997 and 1996 would have been $153.2 million and $171.1 million or 7.0 percent and 7.5 percent of revenues, respectively. The decrease in 1998 expenses of $13.4 million (excluding 1997 special charges) compared with 1997, reflects the impact of the Company's 1997 restructuring program. The decrease in 1997 expenses of $17.9 million (excluding special charges) compared with 1996, is due to research and development cost structure improvements.

GAIN ON SALE OF MEDICAL IMAGING BUSINESS AND RELATED CHARGES
In 1998, the Company sold its worldwide medical imaging business to Kodak. The Company recorded a pre-tax gain of $65.0 million on the sale, net of related costs. These costs include the impairment of certain manufacturing assets which were not sold to Kodak of $40.8 million, determined based on estimated recoverable costs. In addition, these costs include the write-off of capitalized software costs of approximately $27.9 million which were directly related to the medical imaging business, reflecting the abandonment of certain functionality and utility, pension and other curtailment and settlement costs related to employees transferred to Kodak of $16.9 million and other direct costs of the transaction.

RESTRUCTURING
The Company recorded restructuring charges of $170.0 million and $53.9 million in 1997 and 1996, respectively. These charges relate to the Company's reorganization and restructuring activities and include costs associated with employee separation benefits, fixed asset write-offs, and other business exit costs.

In 1998, the Company recorded a $16.8 million net benefit in the restructuring line of the Statement of Operations, consisting of a $3.6 million benefit reflecting final adjustments of the restructuring reserves established in the fourth quarter of 1995 and a $26.2 million reversal of restructuring reserves established in the fourth quarter of 1997, offset by $13.0 million of new charges, primarily related to asset write-downs. The $26.2 million adjustment to the 1997 restructuring charge resulted primarily from three factors: a better than expected result from the sale of the Company's CD-ROM business, lower than expected costs from closing certain research and development facilities (primarily the facility in the United Kingdom) and lower than expected costs associated with employee terminations.

OPERATING INCOME (LOSS)
Operating income for 1998 was $130.0 million. Operating loss for 1997 and 1996 was $174.7 million and $4.6 million, respectively. Operating income in 1998 was benefited by the restructuring reversals and the gain on the sale of the medical imaging business and related charges discussed above. The operating losses in 1997 and 1996 were negatively impacted by the restructuring and other special charges discussed above. Excluding these gains and charges, operating income would have been $48.2 million, $61.5 million and $83.8 million in 1998, 1997 and 1996, respectively. The decrease of $13.3 million in 1998 reflects a decline in Data Storage as the Company invested in its SuperDisk(TM) program, offset by an increase in medical imaging. The decrease of $22.3 million in 1997 reflects lower gross profit and higher selling, general and administrative costs offset by lower research and development costs.

NON-OPERATING EXPENSE
Non-operating expense was $20.1 million, $31.3 million and $10.4 million for 1998, 1997 and 1996, respectively. The decrease in 1998 is due to investment income and reduced currency transaction losses, offset by the increase in interest expense on outstanding borrowings. Also, in connection with the termination of the Company's revolving credit agreement, the Company incurred $2.6 million of costs primarily related to the interest swap agreement. The increase in 1997 was primarily due to increased interest expense on outstanding borrowings and foreign currency transaction losses. The Company utilizes certain financial instruments to manage risks associated with interest rate and foreign currency risks. See Note 8 of the Notes to Consolidated Financial Statements for a description of financial instruments held by the Company.

INCOME TAX
Excluding the gain on the sale of the medical imaging business, restructuring and other special charges, the Company's effective tax rate was 52.1 percent (using the same tax rates applied to reported results), 42.9 percent and 45.9 percent of pre-tax income for 1998, 1997 and 1996, respectively. While the Company continues to earn profits in high tax jurisdictions, future profits and the benefits of a tax effective structure are expected to decrease future tax rates. The Company has performed an analysis of the recoverability of deferred tax assets and has recorded valuation allowances for certain amounts not considered recoverable. At December 31, 1998, the Company had deferred tax assets, net of valuation allowances, of $65.4 million. The future recoverability of the Company's net deferred tax assets is dependent upon the generation of future taxable income, primarily in the U. S. The Company believes that it will generate sufficient future taxable income to recover the Company's recorded net deferred tax assets.

NET INCOME (LOSS)
Net income for 1998 was $57.1 million or $1.45 per share, compared with a net loss for 1997 of $180.1 million or $4.54 per share, and a net loss of $20.5 million or $0.49 per share in 1996. Excluding the gain on the sale of the medical imaging business, restructuring and other special charges, net income would have been $14.7 million or $0.37 per share, $20.3 million or $0.51 per share and $40.1 million or $0.97 per share, in 1998, 1997 and 1996, respectively.

PERFORMANCE BY GEOGRAPHIC AREA

In 1998, United States net revenues totaled $1,123.2 million, down 3.4 percent from $1,162.3 million in 1997 due primarily to price erosion. In 1998, international net revenues totaled $923.3 million, down 11.2 percent from $1,039.5 million in 1997, due to price erosion and unfavorable currency translation, offset slightly by volume increases.

PERFORMANCE BY SEGMENTS

The Company's current businesses are organized, managed and internally reported as three segments differentiated primarily by their products and services, but also by the markets they serve. These segments, whose results are shown below, are Data Storage and Information Management, Product Technologies and Digital Solutions and Services. In addition, the Company owned and managed a fourth segment, Medical Imaging, which was sold to Kodak effective November 30, 1998 (see Note 3 of the Notes to Consolidated Financial Statements). Results for this segment are also included below through the date of sale.

DATA STORAGE AND INFORMATION MANAGEMENT
Data Storage and Information Management net revenues of $714.2 million for 1998, decreased $62.4 million from 1997, which had declined $80.7 million from 1996. These decreases were driven by the Company's more mature mobile and desktop products, including standard diskettes and desktop tape cartridges, offset partially by increases in net revenues from SuperDisk(TM) drives and diskettes, as well as by certain network and enterprise data center products. 1998's operating loss of $30.4 million represented a profitability decline of $53.1 million from operating income of $22.7 million in 1997. This decline was driven primarily by the Company's investment in SuperDisk(TM) and other Data Storage technologies and, to a lesser extent, by declines in other mobile and desktop products. 1997 operating income declined by $34.5 million from the prior year driven primarily by declines in desktop tape and optical products.

PRODUCT TECHNOLOGIES
Product Technologies net revenues declined $72.6 million to $575.0 million in 1998 compared to 1997. Declines were experienced across most major product categories. Net revenues in 1997 decreased $57.5 million to $647.6 million from the prior year driven primarily by declines in printing plates and film and, to a lesser extent, by photo color products. Operating income of $53.2 million declined $1.7 million from 1997, which was up $13.0 million from 1996. The increase in 1997 was driven primarily by improvements in color proofing products. Beginning in December 1998, the operating results from the supply agreement for the manufacture of certain medical imaging products are included in the Product Technologies segment (see Note 11 of the Notes to Consolidated Financial Statements).

DIGITAL SOLUTIONS AND SERVICES
Digital Solutions and Services 1998 net revenues of $143.5 million declined $24.6 million from 1997, with declines experienced across most product and service platforms. 1997 net revenues remained relatively unchanged from 1996 at $168.1 million. 1998 operating loss was $3.3 million versus operating income of $5.3 million in 1997, reflecting investments in new business opportunities. 1997 operating income was relatively unchanged from 1996.

MEDICAL IMAGING -- DIVESTED BUSINESS
Medical Imaging 1998 net revenues of $552.6 million increased $21.4 million from 1997. 1998 Medical Imaging revenues include 11 months of results as the business was sold to Kodak on November 30, 1998. 1997 net revenues of $531.2 million increased $46.2 million from 1996. These increases were driven by Dryview(TM) products partially offset by decreases in conventional x-ray and wet electronics imaging film products. Operating income of $26.5 million in 1998 improved from an operating loss in 1997 of $20.7 million. This improvement was driven by Dryview(TM) and, to a lesser extent, by conventional x-ray and wet electronics imaging film products, partially offset by profit declines in the Company's medical solutions business. 1996 showed an operating loss of $18.9 million.

FINANCIAL POSITION

In general, most balance sheet accounts as of December 31, 1998 decreased as a result of the sale of the medical imaging business (see Note 3 of the Notes to Consolidated Financial Statements). The Company had 3.2 months of inventory on hand at December 31, 1998 (excluding the effect of the medical imaging business sold on November 30, 1998), compared to 3.4 months at December 31, 1997. This decrease is primarily related to improved inventory management as well as certain products which were in backorder. The sale of the medical imaging business had no significant impact on the decrease in the months of inventory on hand. The accounts receivable days sales outstanding (DSO) was 80 days at December 31, 1998, (excluding the effect of the medical imaging business sold on November 30, 1998), up from 76 days at December 31, 1997. The December 31, 1998 DSO calculation now excludes the medical imaging business, which carried a higher average DSO. Despite the benefit from excluding the medical imaging business, DSO still increased by four days driven by transitory timing impacts of the IT implementation. Other current assets were $265.7 million at December 31, 1998 compared to $141.7 million at December 31, 1997. This increase is primarily due to $143.0 million of restricted cash from the sale of the medical imaging business (see Note 3 of the Notes to Consolidated Financial Statements for further discussion).

The net book value of property, plant and equipment at December 31, 1998 was $233.8 million, a decrease of $147.8 million from $381.6 million at December 31, 1997. This decrease is due to the sale of medical imaging assets and the disposal of assets as part of the Company's reorganization and restructuring process, offset by a $67.5 million increase related to the purchase of the Company's research and development facility previously under a synthetic lease structure.

LIQUIDITY

Cash used in operating activities was $6.4 million in 1998, while cash provided by operating activities was $133.5 million in 1997 and $306.0 million in 1996. The adjustments to net income included depreciation and amortization of $129.4 million, $147.5 million and $181.1 million in 1998, 1997 and 1996, respectively, and a net restructuring benefit of $16.8 million in 1998. Restructuring and other special charges totaled $241.6 million and $88.4 million in 1997 and 1996, respectively. Changes in working capital used $123.1 million and $24.8 million of cash in 1998 and 1997, respectively, and provided $40.3 million of cash in 1996. During 1998 the Company made net cash payments related to restructuring charges of approximately $45.0 million.

Cash provided by investing activities was $247.6 million in 1998, with $240.6 million and $184.6 million used in 1997 and 1996, respectively. As discussed in
Note 3 of the Notes to Consolidated Financial Statements, in 1998 the Company sold its worldwide medical imaging business to Kodak for approximately $532.2 million in cash, of which $143.0 million is restricted until the European businesses are legally transferred to Kodak. The Company expects these legal transfers to be completed in the first half of 1999. In addition, proceeds from the sale of other businesses were $38.0 million. Capital spending totaled $132.4 million in 1998, which includes $67.5 million for the purchase of the Company's research and development facility previously under a synthetic lease structure. The Company expects capital spending in 1999 to be approximately $65.0 million. The Company also capitalized $59.3 million, $97.8 million and $13.5 million of software expenditures in 1998, 1997 and 1996, respectively, primarily related to the development, testing and implementation of the Company's new IT systems. Net cash paid in 1997 and 1996 related to business acquisitions totaled $29.0 million and $10.3 million, respectively.

Prior to July 1, 1996, cash and equivalents and debt were not allocated to the Company from 3M since 3M used a centralized approach to cash management and the financing of its operations. The Company's financing requirements prior to July 1, 1996 are represented by cash transactions with 3M and are reflected in "Net cash paid to 3M" in the Consolidated Statements of Cash Flows. This financial support was discontinued following the Spin-off.

At December 31, 1998, the Company had outstanding borrowing of $31.0 million under its $350.0 million revolving credit facility with a syndicate of banks (the Credit Agreement). During the fourth quarter of 1997 and the first quarter of 1998, the Company obtained waivers of compliance with and amendment of certain financial covenants through January 5, 1999 under the Credit Agreement to accommodate the restructuring and other special charges recorded in the fourth quarter of 1997. During this waiver period, borrowings under the Credit Agreement were collateralized by substantially all of the Company's assets; the Company was required to maintain a specified minimum level of earnings before interest, income taxes, depreciation and amortization (EBITDA); and the Company was subject to increased borrowing margins. The Credit Agreement also contained a number of provisions restricting the Company's ability to take certain actions, including the incurrence of additional indebtedness, the creation of additional liens, the making of certain restricted payments and the sale of substantial assets of the Company. It also contained certain ongoing reporting requirements, including computations regarding the Company's financial condition, absence of events of default and absence of material adverse changes in the financial condition or results of operations of the Company. On January 4, 1999, the Company repaid the amounts outstanding and terminated the Credit Agreement.

On December 31, 1998, the Company entered into a three-year $175.0 million Loan and Security Agreement (the Loan Agreement) with a group of banks. The Loan Agreement provides for a revolving credit, including letters of credit, with borrowing availability based on eligible accounts receivable, inventories and manufacturing machinery and equipment not to exceed $175.0 million. Borrowing availability at December 31, 1998 was $149.9 million, of which $31.0 million was subsequently drawn in connection with the termination of the Credit Agreement. The Loan Agreement is collateralized by substantially all the domestic assets of the Company, excluding the land and buildings at the Company's headquarters in Oakdale, Minnesota, and a pledge of 65 percent of the stock of certain of the Company's foreign subsidiaries. Covenants include maintenance of a minimum tangible net worth and borrowing base availability, with certain restrictions on the incurrence of additional indebtedness, sale of assets, mergers and consolidation, transactions with affiliates, creation of liens, and certain other matters. As of January 4, 1999, the initial funding date of the Loan Agreement, the Company was in compliance with all covenants and restrictions.

In addition, certain subsidiaries have arranged borrowings locally outside of the agreements discussed above. As of December 31, 1998, $23.8 million of short-term borrowings were outstanding under such arrangements.

In March 1997, the Company entered into a synthetic lease facility to fund the cost of construction of a new research and development facility at the Company's headquarters. The facility also required that the Company comply with the financial covenants contained in the Company's Credit Agreement, or a replacement thereof, provided that any amendment or waiver of such covenants approved by the lenders under the Credit Agreement was also effective under the synthetic lease facility. To facilitate entering into the new Loan Agreement as noted above, the Company prepaid this financing and purchased the building in December 1998.

As of December 31, 1998, the Company's ratio of debt to total capital was 7.1 percent as compared with 34.0 percent at December 31, 1997. The decrease in the ratio is principally attributable to the debt payments and increase in shareholders' equity associated with the sale of the medical imaging business (see Note 3 of the Notes to Consolidated Financial Statements). The Company expects that cash and equivalents, together with cash flow from operations and availability of borrowings under its current and future sources of financing, will provide liquidity sufficient to operate the Company.

In February and March of 1997, the Company's Board of Directors authorized the repurchase of up to six million shares of the Company's common stock. During the first and second quarters of 1997, approximately 2.5 million shares were repurchased. As of December 31, 1998, the Company held 1.9 million shares of treasury stock acquired at an average price of $24.34 per share. On January 26, 1999, the Company announced an increase in the share repurchase authorization to a total of 10 million shares under which approximately 2.5 million shares at a cost of $40 million have been subsequently purchased through March 25, 1999.

EURO CONVERSION STATUS

On January 1, 1999, 11 of the 15 member countries of the European Union adopted the Euro as their new common currency. The Euro is trading on currency exchanges and can be used for noncash transactions. Local currencies will remain legal tender until December 31, 2001. By no later than December 31, 2001, participating countries will issue new Euro-denominated bills for use in cash transactions. By no later than July 1, 2002, participating countries will begin using the Euro as the legal tender and will withdraw all legacy currencies.

The Euro conversion may lead to increased competition between countries and potential erosion of margins as prices in different countries are more readily comparable. The Company is reviewing its marketing strategies to address possible increased competition and is also reviewing and testing its software compatibility with the Euro conversion. The Company will continue to review the impact of the conversion to the Euro; however, the Company does not expect that the Euro conversion will have a material impact on the Company's results of operations and financial position.

MARKET RISKS

The Company is exposed to various market risks, including volatility in foreign currency exchange rates, interest rates and commodity prices. These exposures primarily relate to the sale of products to foreign customers, purchases from foreign suppliers, acquisition of raw materials from both domestic and foreign suppliers, and changes in interest rates. The Company utilizes derivative financial instruments, including forward exchange contracts, futures contracts, options and swap agreements to manage certain of these exposures when it is considered practical to do so in accordance with established policies and procedures. The Company does not hold or issue derivative financial instruments for trading purposes and is not a party to leveraged derivative transactions.

As a global company, changes in the exchange rates of foreign currencies relative to the U.S. dollar affect the Company's financial results. The Company, from time-to-time, enters into forward foreign exchange contracts principally to hedge transactions denominated in foreign currencies, that when remeasured according to generally accepted accounting principles, impact the income statement. For certain markets, particularly Latin America, where forward exchange contracts are not available or determined not to be cost effective, the Company attempts to minimize currency exposure risk through pricing and working capital management. There can be no assurances that such an approach will be successful, especially in the event of a significant and sudden decline in the value of local currencies. Factors that could impact the effectiveness of the Company's hedging include accuracy of sales forecasts, volatility of the currency markets and availability of hedging instruments. Although the Company attempts to utilize transaction hedging to reduce the impact of changes in currency exchange rates, when the U.S. dollar sustains a strengthening position against currencies in which the Company sells products or a weakening exchange rate against currencies in which the Company incurs costs, the Company's sales or costs are adversely impacted.

At December 31, 1998, the Company had $218.7 million notional amount of foreign exchange contracts of which $214.0 million hedged recorded balance sheet exposures. A hypothetical adverse change of 10 percent in year-end foreign currency exchange rates would reduce the fair value of foreign currency contracts outstanding at December 31, 1998 by $10.9 million; however, less than $0.5 million of this change would impact earnings since the gain (loss) on the majority of these contracts would be offset by an equal gain (loss) on the underlying exposures being hedged.

To manage interest rate risk on a portion of the variable rate borrowings under its revolving credit agreement, the Company has utilized and in the future may utilize interest rate swaps. These interest rate swap hedging instruments have the effect of locking in, for a specified period, the base interest rate (excluding credit margin) the Company will pay on the notional principal amount established in the swap. As a result, while these hedging arrangements are structured to reduce the Company's exposure to interest rate increases, they also limit the benefit the Company might otherwise have received from any interest rate decreases. These swaps are usually cash settled quarterly, with interest expense adjusted for amounts paid or received. The Company did not have any interest rate swaps as of December 31, 1998.

From time-to-time, the Company has used silver commodity forward contracts, and may use these and other commodity forward contracts, to manage the Company's exposure to price risk of commodities used in production. These commodity forward contract hedging instruments have the effect of locking in, for specified periods, the prices the Company will pay for the volumes to which the hedge relates. As a result, while these hedging arrangements are structured to reduce the Company's exposure to price increases, they also limit the benefit the Company might otherwise have received from any price decreases associated with the hedged commodity. These contracts are usually cash settled as opposed to taking physical delivery of the commodity. Realized and unrealized gains and losses on contracts qualifying as hedge instruments are deferred until offsetting gains and losses on the underlying transactions are recognized in earnings as part of cost of goods sold. The Company did not have any commodity forward contracts as of December 31, 1998.

YEAR 2000 COMPLIANCE

INTRODUCTION (PHASES)

In preparation for the change in the millennium, the Company's Year 2000 (Y2K) Operating Team has instituted a seven-phase plan to address the Company's Y2K readiness in the following areas: internal IT systems, non-IT systems (including plants, facilities, process control and building control equipment, communications systems, laboratory and test equipment, etc.), the Company's products, and external business relationships. The seven phases of the plan are:
(1) perform inventory of all items potentially subject to Y2K effect and prioritize on the basis of business criticality; (2) develop a plan for assessing Y2K compliance of all inventoried items; (3) determine whether inventoried items are Y2K compliant; (4) design a remediation strategy (e.g., remediate, replace, retire, etc.) for non-compliant inventoried items and develop contingency plans; (5) develop and test remediation solutions; (6) implement remediation solutions; and (7) document verification of compliance of remediated solutions.

Inventories of each area have been completed and determinations have been made regarding Y2K impact. Inventoried items have been prioritized, assessment plans have been completed and remediation solutions are being developed. Field implementation of remediation solutions for critical Y2K items is targeted for completion by the end of June 1999, with remediation of least critical items targeted for completion by the end of September 1999. Verification of compliance of remediated solutions is planned to occur contemporaneously with the field installation of solutions. Contingency plans are being developed to address potential Y2K related failures that could affect critical Company operations.

IT SYSTEM
A significant portion of the Company's new global IT infrastructure has been completed with the remaining portion expected to be completed by September 1999. The Company required a new IT system after the Company's spin-off from 3M, and a significant factor in the Company's selection of this system was its Y2K compliance status. The Company believes that the new system will significantly reduce the likelihood of Y2K-related interruptions to normal operations. The Company must, however, test all system software applications added to the new IT system and custom code written for the system, as well as certain other systems not replaced by the new global IT infrastructure, for Y2K compliance. Although the Company does not foresee a material adverse effect on its business, results of operations, or financial position related to Y2K issues and the Company's IT system, risk is not eliminated until the system is fully tested and all non-compliant code is identified, corrected, and re-verified.

NON-IT SYSTEMS
The Company is assessing its non-IT systems in its plants and facilities on a worldwide basis for issues of Y2K compliance. This assessment includes reviewing not only the Company's manufacturing process control equipment, but also systems that control temperature, utility equipment, telephone systems, and security systems. Laboratory and test equipment are also being evaluated. While the Company does not believe that it is likely to experience material adverse effects related to Y2K in the area of non-IT systems, failure to identify all Y2K vulnerable controls or equipment, or failure to remediate them in a timely way, could result in the inability of a particular plant or facility to manufacture or test product or conduct business in the ordinary course.

PRODUCTS
The majority of Company's products do not have electronic date functionality. Those products that do have electronic date functionality have been assessed and remediation strategies have been developed to address any issues of Y2K non-compliance. The Company believes it has sufficient resources dedicated to product compliance activities and it does not foresee any material adverse impact on the Company's business, results of operations, or financial position due to Y2K product issues. However, there remains the possibility that the Company could fail to identify all susceptible products or be unable to implement all field remediations for which it is responsible prior to January 1, 2000.

THIRD PARTIES
Y2K preparedness of third parties with whom the Company does business could impact the Company's ability to deliver products and services in the new millennium. This constitutes an area of potentially significant risk to the Company's business, results of operations, and financial position. Suppliers of critical raw materials and providers of utility and communication services could particularly impair the Company's ability to conduct business in the ordinary course if those third parties fail to successfully assess and remediate their own products and internal operations. While third party risk related to the Y2K problem is difficult to quantify or control, the Company is taking steps in an effort to try to minimize the potential adverse effect of Y2K problems that could arise based on the Company's external business relationships.

Y2K surveys have been sent to the Company's suppliers asking them for the Y2K compliance status of their products and internal operations. The Company is re-contacting the Company's most critical suppliers and conducting Y2K phone surveys with them. At the present time, the feedback being received from the phone surveys has been favorable.

The Company plans to develop third party contingency plans as it identifies critical partners evidencing inadequate Y2K preparations. The Company's contingency plans may include plans to accumulate extra inventory and/or establish alternative sources of supply and channels of distribution. However, even with diligent planning, third party providers pose an uncertain risk which cannot be entirely eliminated.

EXPENDITURES
Aside from expenditures made by the Company in implementing its new corporate IT system, the Company has not incurred any significant Y2K-related costs to date.

Based on current information and resources, the Company estimates that it could potentially spend up to $6 million on completing its Y2K program, excluding costs already anticipated for completion of the Company's IT system. This estimated expenditure would most likely occur in the non-IT systems area. This estimate is subject to change as the Company moves through final phases of its Y2K plan.

While the Company's management does not believe that the Company's Y2K costs will have a material adverse effect on the Company's business, results of operations, or financial position, Y2K costs could increase if currently unknown Y2K deficiencies are discovered in Company IT systems, non-IT systems, products, or external business partners.

SUMMARY
Due to the uncertain nature of the Y2K problem, the Company's management cannot say with certainty whether Y2K issues will have a material adverse effect on the Company's business, results of operations, or financial position. The Company believes it is taking reasonable steps to address the Y2K problem, but the Y2K problem is very complex. If several of the Company's external business partners should fail to implement successful Y2K programs, or if the Company should fail to identify Y2K deficiencies in critical IT and non-IT systems, or if the Company's product remediations should fail to be implemented in the field by January 1, 2000, Y2K problems could have a material adverse effect on the Company's business, results of operations, or financial position.

The projected expenditures and dates contained in this discussion are based on the Company's best estimates and are derived from assumptions about future events, including the availability of resources and other factors. The Company does not guarantee that these estimates will be achieved and results may vary due to uncertainties.

The forward-looking statements contained in this section under the heading "Year 2000 Compliance" should be read in conjunction with the Company's disclosure below under the heading "Forward Looking Statements."

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This standard establishes accounting and reporting standards for derivative instruments and hedging activities. The Company must adopt this standard no later than January 1, 2000. The Company is reviewing the requirements of this standard and has not yet determined the impact of this standard on the financial statements of the Company.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE, which provides guidance on accounting for the costs of computer software intended for internal use. The Company adopted this standard effective January 1, 1999. The Company does not believe that the impact of this standard will be material to the financial statements of the Company.

FORWARD LOOKING STATEMENTS

The Company and its representatives may from time-to-time make written or oral forward looking statements with respect to future goals of the Company, including statements contained in this report, the Company's other filings with the Securities and Exchange Commission and in the Company's reports to shareholders.

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe" or similar expressions identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. Among the factors that could cause the Company's actual results in the future to differ materially from any opinions or statements expressed with respect to future periods are the following:

THE COMPANY'S ABILITY TO ESTABLISH A NEW BRAND AND IDENTITY -- Prior to the Spin-off, the Transferred Businesses had the right to use certain 3M trademarks in marketing their products. Pursuant to agreements entered into with 3M, the Company continues to have the use of certain 3M trademarks for an agreed upon period of time following the Spin-off. The Company's right to use certain 3M trademarks (such as the Scotch(TM) trademark) expired on June 30, 1998, while the right to use other 3M trademarks expires on June 30, 1999. The Company has made and continues to make significant investments in the development of the Company's independent identity and brand. However, there can be no assurance that the Company will be successful in this regard or that the loss of use of 3M trademarks might not have an adverse effect on the business of the Company.

COMPETITIVE INDUSTRY CONDITIONS -- The Company operates in highly competitive environments. The Company's competitors are both larger and smaller than the Company in terms of resources and market shares. The marketplaces in which the Company operates are generally characterized by rapid technological change, frequent new product introductions, a variety of distribution channels, relatively large and aggressive marketing efforts, evolving customer needs away from product purchases and towards increasing integrated business solutions, and declining prices in certain product lines.

Driving demand in the data storage industry is a greatly expanding need to manage and store information more rapidly and at lower cost, with greater accuracy and reliability. Similarly, the demand for image management and color management products, services and work flow solutions continues to grow as the use of images and color continues to expand in both commercial and consumer applications. These offerings are characterized by increasing use of digital technologies, including software and services, replacing analog-based products where the Company currently has a strong market position in several areas.

In particular, the data storage industry is undergoing rapid technology and market changes, the varieties of data storage media formats available for customers is increasing and the choice of data storage media is not one of the top three strategic decisions made by an IT professional or a consumer. In fact, many customers would prefer not to have to perform data backup, which is the largest application for removable storage media. Data storage media sales account for less than 2 percent of IT spending. The data storage market is characterized by short product development cycles that are driven by rapidly changing technology and consumer preferences as well as declining product prices. Success in introducing and gaining acceptance of new data storage media is dependent on the ability to develop relationships with distributors and OEM's.

In these highly competitive markets, the Company's success will depend to a significant extent on its ability to continue to develop and introduce differentiated and innovative products, services and customer solutions cost effectively and on a timely basis. The success of the Company's offerings is dependent on several factors including competitive technology capabilities, differentiation from competitive offerings, effectiveness of marketing programs and low costs. Although the Company believes that it can take the necessary steps to meet the competitive challenges of these marketplaces, no assurance can be given with regard to the Company's ability to take these steps, the actions of competitors, some of which will have greater resources than the Company, or the pace of technological changes.

There can be no assurance that the Company will be able to continue to introduce new products or maintain competitive technology competencies, that the markets will be receptive to its new products, that the Company's marketing programs will be successful, or that the Company's competitors will not introduce more advanced products ahead of the Company. In addition, while the Company currently has access to significant proprietary technologies through internal development and licensing arrangements with third parties, there can be no assurance that it will continue to have access to new competitive technologies that may be required to introduce new products. In addition, new technological innovations generally require a substantial investment before any assurance is available as to their commercial viability. Therefore, the Company must make strategic decisions from time to time as to the technologies in which the Company desires to invest. If the Company is not successful in executing any of the above described risks, the Company may incur a material adverse impact on its business and financial results.

INTERNATIONAL OPERATIONS AND FOREIGN CURRENCY -- The Company does business in more than 60 countries outside the United States. International operations, which comprised approximately 45 percent of the Company's revenues in 1998, may be subject to various risks which are not present in domestic operations, including political instability, the possibility of expropriation, restrictions on royalties, dividends and currency remittances, local government involvement required for operational changes within the Company, requirements for governmental approvals for new ventures and local participation in operations such as local equity ownership and workers' councils. In addition, the Company's business and financial results are affected by fluctuations in world financial markets, including foreign currency exchange rates. The Company's foreign currency hedging policy attempts to mitigate some of these risks over near term periods; however, these risk management activities are not comprehensive and there can be no assurance that these programs will offset more than a portion of the adverse financial impact resulting from unfavorable movements in foreign exchange rates or that medium and longer term effects of exchange rates will not be significant.

INTELLECTUAL PROPERTY RIGHTS -- The Company's success depends in part on its ability to obtain and protect its intellectual property rights and to defend itself against intellectual property infringement claims of others. If the Company is not successful in defending itself against claims that may arise from time-to-time alleging infringement of the intellectual property rights of others, the Company could incur substantial costs in implementing remediation actions, such as redesigning its products or processes or acquiring license rights. Such costs or the disruption to the Company's operations occasioned by the need to take such actions could have a material adverse effect on the Company. In addition, the Company utilizes valuable non-patented technical know-how and trade secrets in its product development and manufacturing operations. Although the Company utilizes confidentiality agreements and other measures to protect such proprietary information, there can be no assurance that these agreements will not be breached or that competitors of the Company will not acquire the information as a result of such breaches or through independent development. The Company has pursued a policy of enforcing its intellectual property rights against others who may infringe those rights. In connection with such enforcement actions, the Company may incur significant costs for which the Company may or may not be reimbursed by the alleged infringer.

SALE OF MEDICAL IMAGING BUSINESS -- As discussed in Note 3 of the Notes to Consolidated Financial Statements, on November 30, 1998, the Company sold its worldwide medical imaging business to Kodak. The Company, however, retained its manufacturing facility in Ferrania, Italy, from which the Company agreed to manufacture x-ray and wet laser medical imaging film for Kodak for a minimum of two years under a supply agreement which became effective on November 30, 1998. Under the terms of the Asset Purchase Agreement, Kodak is obligated to make a cash payment to the Company of up to $25.0 million no later than the date the Ferrania Supply Agreement terminates. Under terms of the agreement with Kodak, the Company is prohibited from selling medical imaging products to third parties other than Kodak during the duration of and subsequent to the termination of the supply agreement. As a result, the Company cannot reasonably predict the ultimate utilization of the Ferrania facility upon termination of the supply agreement. The Company cannot predict with certainty what, if any, costs may result upon termination of the supply agreement, but believes that such costs could be significant.

TRANSITION SERVICES AND SPIN-OFF AGREEMENTS -- Associated with the Company's sale of its medical imaging business to Kodak on November 30, 1998, the Company will receive reimbursement from Kodak for certain services under transition services and distribution agreements that the Company has agreed to provide Kodak while Kodak integrates the medical imaging businesses into its accounting and information systems. These include information technology, logistics, finance, telecommunications, office space, human resources and site services. The Company has agreed to provide such services under the transition services agreement for a period of up to two years primarily in the United States and, to a lesser extent, in Asia and Latin America, and under a distribution agreement through the dates of individual country closings for the European Businesses. Kodak, at its option, may terminate the transition services agreement with respect to individual categories of service upon prior notice, the length of which varies according to the nature of the service. As a result, the Company can not project with certainty the duration of and expected cost reimbursements, associated with the transition services and distribution agreements.

RESTRUCTURING CHARGES -- While the Company's restructuring plans are designed to reduce the Company's cost structure and improve its profitability, there can be no assurance that the Company will be successful in achieving its financial improvement goals in the future. In addition, if it becomes necessary for the Company to shut down or restructure additional businesses and operations in the future, it could incur substantial additional charges in the process. The recording of these charges could have a material adverse impact on the Company's financial condition.

FLUCTUATIONS IN THE COMPANY'S STOCK PRICE -- The Company's stock price may be subject to significant volatility. If revenue or earnings in any quarter fail to meet the investment community's expectations, there could be an immediate impact on the Company's stock price. The stock price may also be affected by broader market trends unrelated to the Company's performance.

FUTURE CAPITAL REQUIREMENTS -- On December 31, 1998, the Company entered into a three-year $175.0 million loan agreement with a group of banks. The loan agreement provides for revolving credit, including letters of credit, with borrowing availability based on eligible accounts receivable, inventory and manufacturing machinery and equipment not to exceed $175.0 million. Borrowing availability at December 31, 1998 was $149.9 million, of which $31.0 million was drawn on January 4, 1999 for repayment of funds drawn under the Company's prior credit agreement, which was then immediately terminated. The Company expects that cash and equivalents, together with cash flow from operations and availability of borrowing under its current and future sources of financing, will provide liquidity sufficient to operate the Company.

                                  IMATION CORP.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31,                                              1998          1997          1996
--------------------------------------------------------------------------------------------------------
(In millions, except per share amounts)
Net revenues                                                       $ 2,046.5     $ 2,201.8     $ 2,278.2
Cost of goods sold                                                   1,370.2       1,485.6       1,523.3
--------------------------------------------------------------------------------------------------------
Gross profit                                                           676.3         716.2         754.9
Operating expenses:
 Selling, general and administrative                                   488.3         526.0         522.5
 Research and development                                              139.8         194.9         183.1
 Gain on sale of medical imaging business and related charges          (65.0)           --            --
 Restructuring                                                         (16.8)        170.0          53.9
--------------------------------------------------------------------------------------------------------
  Total operating expenses                                             546.3         890.9         759.5
Operating income (loss)                                                130.0        (174.7)         (4.6)
Interest expense                                                        20.5          15.7          14.2
Losses related to change in credit facility                              2.6            --            --
Other, net                                                              (3.0)         15.6          (3.8)
--------------------------------------------------------------------------------------------------------
Income (loss) before tax and minority interest                         109.9        (206.0)        (15.0)
Income tax provision (benefit)                                          52.8         (25.9)          5.9
Minority interest                                                         --            --          (0.4)
--------------------------------------------------------------------------------------------------------
Net income (loss)                                                  $    57.1     $  (180.1)    $   (20.5)
========================================================================================================
Basic and diluted earnings (loss) per common share                 $    1.45     $   (4.54)    $   (0.49)
========================================================================================================
Weighted average basic shares outstanding                               39.4          39.7          41.3
Weighted average diluted shares outstanding                             39.5          39.7          41.3
========================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                  IMATION CORP.

                           CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31,                                                    1998          1997
-----------------------------------------------------------------------------------------
(In millions, except per share amounts)
ASSETS
Current assets
 Cash and equivalents                                               $   64.2     $  103.5
 Accounts receivable, net                                              326.3        459.3
 Inventories                                                           263.7        399.9
 Other current assets                                                  265.7        141.7
-----------------------------------------------------------------------------------------
  Total current assets                                                 919.9      1,104.4
Property, plant and equipment, net                                     233.8        381.6
Other assets                                                           168.5        179.5
-----------------------------------------------------------------------------------------
  Total assets                                                      $1,322.2     $1,665.5
=========================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
 Accounts payable                                                   $  125.5     $  182.2
 Accrued payroll                                                        23.8         38.3
 Short-term debt                                                        25.2         31.3
 Other current liabilities                                             247.6        313.7
-----------------------------------------------------------------------------------------
  Total current liabilities                                            422.1        565.5
Other liabilities                                                      106.3         98.1
Long-term debt                                                          32.7        319.7

Commitments and contingencies

Shareholders' equity
 Preferred stock, $.01 par value, authorized 25 million shares,
  none issued and outstanding                                             --           --
 Common stock, $.01 par value, authorized 100 million shares,
  42.9 million issued                                                    0.4          0.4
 Additional paid-in capital                                          1,027.7      1,025.8
 Accumulated deficit                                                  (123.9)      (171.1)
 Accumulated other comprehensive income                                (68.5)       (78.1)
 Unearned ESOP shares and other compensation                           (27.6)       (37.3)
 Treasury stock, at cost, 1.9 million and 2.3 million shares as
  of December 31, 1998 and 1997, respectively                          (47.0)       (57.5)
-----------------------------------------------------------------------------------------
  Total shareholders' equity                                           761.1        682.2
-----------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                       $1,322.2     $1,665.5
=========================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                  IMATION CORP.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                        RETAINED     ACCUMULATED     UNEARNED
                                           ADDITIONAL   EARNINGS        OTHER       ESOP SHARES                NET         TOTAL
                                   COMMON    PAID-IN  (ACCUMULATED  COMPREHENSIVE    AND OTHER   TREASURY  INVESTMENT  SHAREHOLDERS'
                                    STOCK    CAPITAL    DEFICIT)        INCOME     COMPENSATION    STOCK      BY 3M       EQUITY
----------------------------------------------------------------------------------------------------------------------------------
(In millions, except share amounts)
Balance at December 31, 1995           --         --          --       $ (39.1)           --          --   $  1,187.8   $  1,148.7
 Net equity transactions with 3M                                                                               (164.0)      (164.0)
 Issuance of common stock to
  3M shareholders (41,930,187
  shares)                          $  0.4  $   991.7                                                           (992.1)          --
 Loan to ESOP                                                                        $ (50.0)                                (50.0)
 Amortization of unearned ESOP
  shares                                         0.4                                     3.4                                   3.8
 Issuance of common stock
  (922,845 shares) in connection
  with Luminous acquisition                     14.6                                                                          14.6
 Value of stock options issued in
  connection with Luminous
  acquisition                                    4.8                                                                           4.8
 Exercise of stock options
  (26,848 shares)
 Comprehensive loss:
  Net income (loss)                                     $   11.2                                                (31.7)       (20.5)
  Net change in cumulative
    translation adjustment                                                (7.1)                                               (7.1)
                                                                                                                        ----------
 Comprehensive loss                                                                                                          (27.6)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996          0.4    1,011.5        11.2         (46.2)        (46.6)         --           --        930.3
 Amortization of unearned ESOP
  shares                                         0.5                                     9.3                                   9.8
 Purchase of treasury stock
  (2,488,132 shares)                                                                             $ (60.9)                    (60.9)
 Exercise of stock options
  (190,120 shares)                               0.2        (2.2)                                    3.4                       1.4
 Value of stock options and
  warrants issued in connection
  with Cemax acquisition                        13.6                                                                          13.6
 Comprehensive loss:
  Net loss                                                (180.1)                                                           (180.1)
  Net change in cumulative
    translation adjustment                                               (31.9)                                              (31.9)
                                                                                                                        ----------
 Comprehensive loss                                                                                                         (212.0)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997          0.4    1,025.8      (171.1)        (78.1)        (37.3)      (57.5)          --        682.2
 Amortization of unearned ESOP
  shares                                        (0.9)       (2.0)                       11.1                                   8.2
 Exercise of stock options
  (416,732 shares)                                          (7.9)                                   10.5                       2.6
 Other unearned compensation                     1.6                                    (1.4)                                  0.2
 Tax benefit from shareholder
  transactions                                   1.2                                                                           1.2
 Comprehensive income:
  Net income                                                57.1                                                              57.1
  Net change in cumulative
    translations adjustment                                                9.6                                                 9.6
                                                                                                                        ----------
 Comprehensive income                                                                                                         66.7
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998       $  0.4  $ 1,027.7    $ (123.9)      $ (68.5)      $ (27.6)    $ (47.0)          --   $    761.1
==================================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                  IMATION CORP.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                                1998        1997      1996
-----------------------------------------------------------------------------------
(In millions)
Cash Flows From Operating Activities
 Net income (loss)                                     $ 57.1    $(180.1)    $(20.5)
 Adjustments to reconcile net income (loss) to net
  cash (used in) provided by operating activities:
   Depreciation                                         110.5      144.2      181.0
   Amortization                                          18.9        3.3        0.1
   Deferred income taxes                                 23.7      (45.2)      12.6
   Restructuring and other special charges              (16.8)     241.6       88.4
   Gain on sale of medical imaging business and
    related charges                                     (65.0)        --         --
   Accounts receivable                                  (57.6)       0.4         --
   Inventories                                           46.3      (22.0)      22.3
   Other current assets                                  (1.4)     (30.4)     (29.8)
   Accounts payable                                     (33.0)     (11.6)      85.7
   Accrued payroll and other current liabilities        (77.4)      38.8      (37.9)
   Other                                                (11.7)      (5.5)       4.1
-----------------------------------------------------------------------------------
    Net cash (used in) provided by operating
     activities                                          (6.4)     133.5      306.0
Cash Flows From Investing Activities
 Capital expenditures                                  (132.4)    (116.3)    (167.4)
 Capitalized software                                   (59.3)     (97.8)     (13.5)
 Acquisitions, net of cash acquired                        --      (29.0)     (10.3)
 Proceeds from sale of medical imaging business         389.2         --         --
 Other                                                   50.1        2.5        6.6
-----------------------------------------------------------------------------------
    Net cash provided by (used in) investing
     activities                                         247.6     (240.6)    (184.6)
Cash Flows From Financing Activities
 Net change in short-term debt                           (9.4)       5.8       25.4
 Other borrowings of debt                               201.7      505.2      270.3
 Other repayments of debt                              (486.2)    (312.6)    (146.3)
 Purchase of treasury stock                                --      (60.9)        --
 Exercise of stock options                                2.6        1.4         --
 Decrease in unearned ESOP shares                        11.1        9.3        3.4
 Loan to ESOP                                              --         --      (50.0)
 Net cash paid to 3M                                       --         --     (155.9)
-----------------------------------------------------------------------------------
    Net cash (used in) provided by financing
     activities                                        (280.2)     148.2      (53.1)
Effect of exchange rate changes on cash                  (0.3)       0.7       (6.6)
-----------------------------------------------------------------------------------
Change in cash and equivalents                          (39.3)      41.8       61.7
Cash and equivalents -- beginning of year               103.5       61.7         --
-----------------------------------------------------------------------------------
Cash and equivalents -- end of year                    $ 64.2     $103.5     $ 61.7
===================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                  IMATION CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- BACKGROUND AND BASIS OF PRESENTATION

BACKGROUND
     Imation Corp. (the Company) became an independent, publicly-held company as of July 1, 1996 (the Distribution Date), when Minnesota Mining and Manufacturing Company (3M) spun off its data storage and imaging systems businesses as an independent, publicly owned company (the Distribution). One share of the Company's common stock was issued for every ten shares of 3M common stock outstanding to stockholders of record on June 28, 1996. The Company is a global leader in the data storage and imaging industries, providing products and services for data storage, medical imaging, printing and publishing, and photographic applications.

BASIS OF PRESENTATION
     SUBSEQUENT TO THE DISTRIBUTION. The consolidated financial statements include the accounts and operations of the Company on a stand-alone basis. 3M and the Company entered into a number of agreements to facilitate the transition of the Company to an independent business enterprise.

     PRIOR TO THE DISTRIBUTION. The consolidated financial statements for the periods prior to July 1, 1996 reflect the revenues and expenses that were directly related to the Company as it was operated within 3M. The Company's Consolidated Statements of Operations include all of the related costs of doing business including an allocation of certain general corporate expenses of 3M which were not directly related to the Company, including costs for corporate logistics, corporate research and development, information technologies, finance, legal and corporate executives. These allocations were based on a variety of factors including, for example, personnel, space, time and effort, and sales volume. Management believes these allocations were made on a reasonable basis.

     The Consolidated Statements of Operations include an allocation of 3M's interest expense (see Note 7). The Company's financing requirements were represented by cash transactions with 3M and are reflected in the "Net Investment by 3M" account (see Consolidated Statements of Shareholders' Equity).

     The Company also participated in 3M's centralized interest rate risk management function. As part of this activity, derivative financial instruments were utilized to manage risks generally associated with interest rate market volatility. 3M did not hold or issue derivative financial instruments for trading purposes. 3M was not a party to leveraged derivatives. The Consolidated Statements of Operations and Statements of Cash Flows reflect an allocation of the related gains and losses. Such gains and losses were recognized by 3M as interest expense over the borrowing period and, as a result, are reflected in the effective interest rates utilized by the Company in deriving its interest expense.

     The minority interest within the Consolidated Statements of Operations gives recognition to the Company's share of net income (loss) of certain majority owned subsidiaries of 3M.

     The financial information included herein for 1996 may not necessarily be indicative of the results of operations or cash flows of the Company if it had been a separate, independent company during the entire year.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CONSOLIDATION. Commencing with the Distribution, the consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Prior to the Distribution, the consolidated financial statements include the accounts of the Company as described in Note 1. Intercompany transactions and balances have been eliminated.

     USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the

                                  IMATION CORP.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

reporting period. Actual results could differ from those estimates. Principal areas requiring the use of estimates include: the allocation of financial statement amounts between the Company and 3M for periods prior to the Distribution, the determination of allowances for uncollectible accounts receivable and obsolete/excess inventories, the evaluation of costs associated with restructuring activities, the determination of certain accrued and other liabilities, the valuation of certain intangibles, and the assessments of recoverability of deferred tax assets and certain long-lived assets.

     RECLASSIFICATIONS. Certain expenses previously classified as selling, general and administrative expenses have been reclassified as cost of goods sold in current and prior years' financial statements with no impact on net income or loss in any year.

     FOREIGN CURRENCY. Local currencies are considered the functional currencies outside the U.S., except for Imation Europe B.V., the Company's European holding company, and subsidiaries located in highly inflationary economies. For operations in local currency environments, assets and liabilities are translated at year-end exchange rates with cumulative translation adjustments included as a component of shareholders' equity. Income and expense items are translated at average rates of exchange prevailing during the year. For operations in which the U.S. dollar is considered the functional currency, certain financial statement amounts are translated at historical exchange rates, with all other assets and liabilities translated at year-end exchange rates. These translation adjustments are reflected in the results of operations. Net foreign currency exchange losses included in results of operations were $13.8 million in 1997 and were not material in 1998 and 1996.

     FINANCIAL INSTRUMENTS. The Company uses, or may use from time-to-time, interest rate swaps and foreign currency and commodity forward and option contracts to manage risks generally associated with interest rate, exchange rate and commodity market volatility. All hedging instruments are designated as, and effective as, hedges and are highly correlated as required by generally accepted accounting principles. Instruments that do not qualify for hedge accounting are marked to market with changes recognized currently in the results of operations. The Company does not hold or issue derivative financial instruments for trading purposes and is not a party to leveraged derivatives.

     Realized and unrealized gains and losses on foreign currency and commodity forward and option contracts for qualifying hedge instruments are deferred until offsetting gains and losses on the underlying transactions are recognized in earnings. These gains and losses generally are recognized as an adjustment to cost of goods sold for inventory-related hedge transactions, or as adjustments to foreign currency transaction gains/losses included in non-operating expenses for foreign denominated payables-and receivables-related hedge transactions. For interest rate swaps, the differential paid or received on the swaps is recognized on an accrual basis as an adjustment to interest expense. Gains and losses on terminated foreign currency and commodity forward and option contracts are deferred until the underlying hedged item is recognized in the results of operations. Gains and losses on terminated interest rate swaps are amortized and reflected in interest expense over the remaining term of the underlying debt. Cash flows attributable to these financial instruments are included with cash flows of the associated hedged items.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This standard establishes accounting and reporting standards for derivative instruments and hedging activities. The Company must adopt this standard no later than January 1, 2000. The Company is reviewing the requirements of this standard and has not yet determined the impact of this standard on the financial statements of the Company.

     FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS. The Company's financial instruments consist of cash, investments and short-term receivables and payables, for which their current carrying amounts approximate fair market value.

     CONCENTRATIONS OF CREDIT RISK. The Company sells a wide range of products and services to a diversified base of customers around the world and performs ongoing credit evaluations of its customers' financial condition, and therefore believes there is no material concentration of credit risk.

                                  IMATION CORP.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     CASH EQUIVALENTS. Cash equivalents consist of temporary investments purchased with original maturities of three months or less. The carrying value of cash equivalents approximates the fair value as of December 31, 1998 and 1997.

     INVENTORIES. Inventories are stated at the lower of cost or market, with cost generally determined on a first-in, first-out basis.

     PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are recorded at cost. Plant and equipment are generally depreciated on a straight-line basis over their estimated useful lives. Maintenance and repairs are expensed as incurred. Periodic reviews for impairment of the carrying value of property, plant and equipment are made based on undiscounted expected future cash flows. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the related accounts and resulting gains or losses are reflected in operating income (loss).

     INTANGIBLE ASSETS. Intangible assets consist primarily of goodwill and capitalized software. The Company capitalizes certain external and internal costs related to the design and implementation of internally developed software, along with related interest. Intangible assets are amortized over their estimated useful lives, which currently range from five to eight years. The carrying amount of intangible assets is periodically reviewed to assess recoverability based on undiscounted expected future cash flows.

     PENSION PLANS. Effective December 31, 1998, the Company adopted SFAS No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS. The provisions of SFAS No. 132 revise employers' disclosures about pension and other postretirement benefit plans. This standard does not change the measurement or recognition of these plans; however, it standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable.

     REVENUE RECOGNITION. Revenue is recognized upon shipment of goods to customers or upon performance of services. Revenues from service contracts are deferred and recognized over the life of the contracts as service is performed.

     RESEARCH AND DEVELOPMENT COSTS. Research and development costs are charged to expense as incurred.

     ADVERTISING COSTS. Advertising costs are charged to expense as incurred and totaled approximately $59 million, $83 million and $73 million in 1998, 1997 and 1996, respectively. Advertising costs in 1997 and 1996 include approximately $14 million and $22 million, respectively, related to start-up costs for identity development. These costs were not material in 1998.

     INCOME TAXES. Upon the Distribution, the Company became responsible for its income taxes and the filing of its own income tax returns. Prior to the Distribution, the Company did not file separate tax returns but rather was included in the income tax returns filed by 3M. For purposes of the Company's consolidated financial statements prior to the Distribution, the Company's allocated share of 3M's income tax provision was based on the "separate return" method, except that the tax benefit of the Company's tax losses in certain jurisdictions was allocated to the Company on a current basis if such losses could be utilized by 3M in its tax returns and an assessment of realizability of certain deferred tax assets was made assuming the availability of future 3M taxable income.

     TREASURY STOCK. The Company's repurchases of shares of common stock are recorded as treasury stock and are presented as a reduction of shareholders' equity. When treasury shares are reissued, the Company uses a last-in, first-out method and the excess of repurchase cost over reissuance price is treated as an adjustment to retained earnings (accumulated deficit).

     STOCK-BASED COMPENSATION. The Company accounts for stock-based compensation using the intrinsic value approach under Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Accordingly, compensation cost for employee stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock.

                                  IMATION CORP.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     COMPREHENSIVE INCOME. The Company adopted SFAS No. 130, REPORTING OF COMPREHENSIVE INCOME, in 1998. Comprehensive income (loss) for the Company includes net income (loss) and the effects of currency translation, which are charged or credited to the cumulative translation adjustment account within shareholders' equity. Comprehensive income for all periods presented is included in the Consolidated Statements of Shareholders' Equity.

     EARNINGS PER SHARE. In 1997, the Financial Accounting Standards Board issued SFAS No. 128, EARNINGS PER SHARE, which the Company has adopted for all periods presented. SFAS No. 128 requires companies to compute earnings per share under two different methods, basic and diluted earnings per share. Prior period amounts were restated to conform with this standard.

     Basic earnings per share is calculated using the weighted average number of shares outstanding during the period adjusted for Employee Stock Ownership Plan
(ESOP) shares not committed. Diluted earnings per share is computed on the basis of the weighted average basic shares outstanding plus the dilutive effect of outstanding stock options using the "treasury stock" method. The following table sets forth the computation of the weighted average basic and diluted shares outstanding for:

YEARS ENDED DECEMBER 31,
(In millions)                                        1998       1997       1996
-------------------------------------------------------------------------------

Weighted average number of shares outstanding
 during the period (1)                               40.8       41.5       42.1
Weighted average number of shares held by the
 ESOP not committed to be released                   (1.4)      (1.8)      (0.8)
-------------------------------------------------------------------------------
Weighted average common shares outstanding (2)       39.4       39.7       41.3
Common shares equivalents resulting from the
 assumed exercise of stock options                    0.1        0.2        0.2
-------------------------------------------------------------------------------
Total weighted average common shares and
 common share equivalents                            39.5       39.9       41.5
===============================================================================

(1) Prior to July 1, 1996, the Company was not a separate, independent company, but rather was comprised of the Company's businesses operated within 3M. As such, the number of shares used to compute earnings per share for the periods prior to July 1, 1996 is based on one-tenth of the average 3M shares outstanding based on the distribution ratio of one share of the Company's common stock for every ten shares of 3M common stock held on the record date.

(2) For 1997 and 1996, represents weighted average common shares outstanding used for both basic and diluted loss per share as common stock equivalents are anti-dilutive.

NOTE 3 -- SALE OF MEDICAL IMAGING BUSINESS AND ACQUISITIONS

SALE OF MEDICAL IMAGING BUSINESS
     On November 30, 1998, the Company sold its worldwide medical imaging business to Eastman Kodak Company (Kodak). In connection with the sale, Kodak immediately acquired the assets and assumed the liabilities of the Company's medical imaging businesses in North America, Latin America and Asia, including manufacturing facilities in Oregon and Minnesota and all the outstanding shares of Cemax Icon, Inc. (Cemax), a wholly-owned subsidiary of the Company. The formal closings of the sale of the Company's medical imaging businesses in Europe (European Businesses) to Kodak are scheduled to occur on a country-by-country basis as the businesses are integrated into Kodak's accounting and information systems through April 1, 1999 and in any event not later than May 31, 1999. Under the terms of the Asset Purchase Agreement (as defined below), beginning December 1, 1998, Kodak is entitled to the operating results and cash flows of the European Businesses.

     Under the terms of the Asset Purchase Agreement dated as of July 31, 1998 and amended and restated as of November 30, 1998 between the Company and Kodak (as amended and restated, the Asset Purchase Agreement), Kodak has paid the Company $532.2 million in cash as of December 31, 1998, of which $18.0 million represents a nonrefundable deposit under the Ferrania Supply Agreement (as defined below). Of the $532.2 million cash proceeds, the Company is restricted from using $143.0

                                  IMATION CORP.

NOTE 3 -- SALE OF MEDICAL IMAGING BUSINESS AND ACQUISITIONS (CONTINUED)

million until the medical imaging businesses in Europe are legally transferred to Kodak; this amount is classified in other current assets in the December 31, 1998 Consolidated Balance Sheet. On November 30, 1998, the Company entered into a Distribution Agreement with Kodak under which the Company will act as Kodak's exclusive distributor for the European Businesses during the period from December 1, 1998 through the formal closings of each of the European Businesses.

     The formal closings of the European Businesses are subject to certain limited closing conditions, including the condition that there be no injunction prohibiting the acquisition of such European Businesses at the time of such acquisition. Antitrust clearance of the transaction in Europe has been received from the European Economic Union.

     The Company recorded a pre-tax gain of $65.0 million on the sale, net of related costs. These costs include the impairment of certain manufacturing assets which were not sold to Kodak of $40.8 million, determined based on estimated recoverable costs. In addition, these costs include the write-off of capitalized software costs of $27.9 million which were directly related to the medical imaging business, reflecting the abandonment of certain functionality and utility, pension and other curtailment and settlement costs related to employees transferred to Kodak of $16.9 million and other costs of the transaction.

     The Company will receive reimbursement from Kodak for certain services under transition services and distribution agreements that the Company has agreed to provide Kodak while Kodak integrates the medical imaging businesses into its accounting and information systems. These include information technology, logistics, finance, telecommunications, office space, human resources and site services. The Company has agreed to provide such services under the transition services agreement for a period of up to two years primarily in the United States and, to a lesser extent, in Asia and Latin America, and under a distribution agreement through the dates of individual country closings for the European Businesses. Kodak, at its option, may terminate the transition services agreement with respect to individual categories of service upon prior notice, the length of which varies according to the nature of the service.

     The Company retained its manufacturing facility in Ferrania, Italy, from which the Company agreed to manufacture x-ray and wet laser medical imaging film for Kodak for a minimum of two years under a supply agreement which became effective on November 30, 1998 (the Ferrania Supply Agreement). Under the terms of the Asset Purchase Agreement, Kodak is obligated to make a cash payment to the Company of up to $25.0 million no later than the date the Ferrania Supply Agreement terminates. Under a separate supply agreement, Kodak will supply document imaging products to the Company from its White City, Oregon manufacturing facility for up to five years.

     Principal products included in the medical imaging business were:
DryView(TM) laser imaging systems and film, wet laser imaging systems and film, Imation chest system, Trimax(TM) x-ray films, conventional x-ray film processing systems and film, and Cemax-Icon digital picture-archiving and communication systems (PACS) products.

     Summarized financial information of the medical imaging business segment is included in Note 11.

ACQUISITIONS
     In August 1997, the Company acquired all of the outstanding common shares of Cemax for $51.8 million, consisting of $29.0 million in cash (net of cash acquired) and non-cash amounts consisting of $9.2 million representing the Company's previous investment in Cemax preferred shares and $13.6 million related to the fair value of stock options and warrants to acquire approximately 971,000 shares of the Company's common stock to replace stock options and warrants previously granted by Cemax. In addition, the Company issued certain contingent payment rights which allow Cemax shareholders to receive additional payments of up to $44.8 million if Cemax attains certain revenue targets in the twelve month periods ended June 30, 1998 and 1999. In connection with the sale of the Company's medical imaging business, as discussed above, the contingent payment obligations were transferred to Kodak. Cemax designs, manufactures, and markets medical imaging and information systems.

                                  IMATION CORP.

NOTE 3 -- SALE OF MEDICAL IMAGING BUSINESS AND ACQUISITIONS (CONTINUED)

     The acquisition was accounted for using the purchase method of accounting. The Company allocated a portion of the purchase price to in-process research and development projects that had not yet reached technological feasibility and had no probable alternative future uses, which resulted in a one-time non-tax-deductible charge of $41.7 million. The excess of the initial purchase price over net assets acquired and in-process research and development of $17.7 million was allocated to goodwill and was amortized over seven years. Operating results for Cemax are included in the Company's results of operations from the date of acquisition through November 30, 1998, when Cemax was sold as part of the medical imaging business sale.

     The following unaudited pro forma summary combines the consolidated results of operations of the Company and Cemax as if the acquisition had occurred at the beginning of the years presented after giving effect to certain adjustments, including amortization of goodwill, increased interest expense on acquisition debt, and related income tax effects. The pro forma information excludes the non-recurring charge of $41.7 million related to purchased in-process research and development. The pro forma information does not necessarily reflect the results of operations that actually would have been achieved had the acquisition been consummated as of that time.

                                                             (UNAUDITED)
                                                       YEAR ENDED DECEMBER 31,
PRO FORMA SUMMARY                                    --------------------------
(In millions, except per share amounts)                  1997            1996
-------------------------------------------------------------------------------
Net revenues                                         $  2,218.7      $  2,299.4
Net loss                                                 (144.4)          (25.1)
Basic and diluted loss per common share                   (3.64)          (0.61)
-------------------------------------------------------------------------------

     In October 1996, the Company acquired all of the outstanding common and preferred shares of Luminous Corporation (Luminous) for $29.7 million, consisting of $10.3 million in cash and non-cash amounts consisting of $14.6 million related to the issuance of approximately 923,000 shares of the Company's common stock and $4.8 million related to the fair value of stock options to acquire approximately 317,000 shares of the Company's common stock to replace stock options previously granted by Luminous. Luminous is a developer and marketer of desktop software to the pre-press, print production, printing and graphic arts industries. The acquisition was accounted for using the purchase method of accounting. The Company allocated a portion of the purchase price to in-process research and development projects that had not yet reached technological feasibility and had no probable alternative future uses, which resulted in a one-time non-tax-deductible charge of $12.0 million. The Company has allocated the remaining excess purchase price over net assets acquired to goodwill which is being amortized over seven years. Operating results for Luminous are included in the Company's results of operations from the date of acquisition. The pro forma effect on prior periods' results of operations is not material.

                                  IMATION CORP.

NOTE 4 -- SUPPLEMENTAL BALANCE SHEET INFORMATION

(In millions)                                     1998              1997
--------------------------------------------------------------------------
Accounts Receivable
 Accounts receivable                           $   345.5         $   484.9
 Less allowances                                   (19.2)            (25.6)
--------------------------------------------------------------------------
  Accounts receivable, net                     $   326.3         $   459.3

Inventories
 Finished goods                                $   166.4         $   272.6
 Work in process                                    48.8              59.7
 Raw materials and supplies                         48.5              67.6
--------------------------------------------------------------------------
  Total inventories                            $   263.7         $   399.9

Other Current Assets
 Deferred taxes                                $    50.7         $    71.7
 Restricted cash                                   143.0                --
 Other                                              72.0              70.0
--------------------------------------------------------------------------
  Total other current assets                   $   265.7         $   141.7

Property, Plant and Equipment
 Land                                          $     7.1         $     8.4
 Buildings and leasehold improvements              193.9             190.5
 Machinery and equipment                         1,135.5           1,491.2
 Construction in progress                           18.1              14.4
--------------------------------------------------------------------------
  Total                                          1,354.6           1,704.5
 Less accumulated depreciation                  (1,120.8)         (1,322.9)
--------------------------------------------------------------------------
  Property, plant and equipment, net           $   233.8         $   381.6

Other Assets
 Deferred taxes                                $    14.7         $    19.4
 Capitalized software                              126.4             113.0
 Other                                              27.4              47.1
--------------------------------------------------------------------------
  Total other assets                           $   168.5         $   179.5

Other Current Liabilities
 Employee separation costs                     $    33.6         $    91.5
 Accrued rebates                                    36.4              42.2
 Deferred income                                    15.1              25.1
 Taxes other than income taxes                      21.5              44.6
 Other                                             141.0             110.3
--------------------------------------------------------------------------
  Total other current liabilities              $   247.6         $   313.7

Other Liabilities
 Employee severance indemnities                $    29.1         $    39.3
 Pension accrual                                    33.7              28.3
 Other                                              43.5              30.5
--------------------------------------------------------------------------
  Total other liabilities                      $   106.3         $    98.1
--------------------------------------------------------------------------

NOTE 5 -- RESTRUCTURING CHARGES AND OTHER SPECIAL CHARGES

     In late 1995, the Company initiated a review of all of its operations, including its organizational structure, manufacturing operations, products and markets. In connection with this review, the Company adopted a reorganization plan to rationalize its manufacturing operations, streamline its organizational structure and write-off impaired assets.

     The Company reflected pre-tax restructuring and other special charges in its financial statements, partially in 1995 and partially in 1996 based upon the timing recognition criteria required for the restructuring charges.

                                  IMATION CORP.

NOTE 5 -- RESTRUCTURING CHARGES AND OTHER SPECIAL CHARGES (CONTINUED)

     The restructuring and other special charges of $88.4 million, recorded in 1996, included $53.9 million primarily for employee separation programs related to the reduction of approximately 1,600 employees and $22.5 million of special charges associated with start-up activities which are included in costs of goods sold and selling, general and administrative expenses. The unpaid restructuring charges for the employee separation programs as of June 30, 1996 were retained by 3M pursuant to the Distribution. In addition to the above charges, the Company also recognized a non-tax-deductible charge of $12.0 million for the in-process research and development related to the Luminous acquisition (see
Note 3).

     In 1997, the Company announced plans to further restructure its worldwide operations in order to improve the Company's competitive position, to focus resources on areas of strength and on growth opportunities, and to reduce costs and eliminate unnecessary structure. The Company recorded a $199.9 million pre-tax charge ($158.7 million after taxes) to fourth quarter 1997 earnings. The charge included approximately $170.0 million in restructuring charges primarily associated with employee separation benefits and fixed asset write-offs and additional special charges of $29.9 million included in cost of goods sold, selling, general and administrative expenses, and non-operating expenses, primarily associated with restructuring-related asset write downs and other year-end adjustments. Specific planned actions include the restructuring of European operations, the sale of the CD-ROM business, and the realignment and reduction of general and administrative, manufacturing, marketing, and selected research and development areas, the majority of which have been completed as of December 31, 1998. The Company's 1997 results also include a third quarter non-tax-deductible charge of $41.7 million for in-process research and development costs related to the Cemax acquisition (see Note 3).

     In 1998, the Company recorded a $26.2 million benefit in the restructuring line of the Statement of Operations as an adjustment of the restructuring charge recorded in 1997. This benefit resulted primarily from three factors: a better than expected result from the sale of the Company's CD-ROM business, lower than expected costs from closing certain research and development facilities (primarily the facility in the United Kingdom) and lower than expected costs associated with employee terminations. This benefit was recorded as a result of the Company's policy to evaluate its restructuring reserves quarterly and adjust such reserves to reflect changes in estimates as information becomes available. In addition, the Company approved and recorded an additional restructuring charge of $13.0 million, primarily related to asset write-downs, reflecting further portfolio rationalizations.

     The following table represents the cumulative activity related to the Company's 1997 and 1998 restructuring programs, including certain reclassifications in the 1997 original charge:

                       1997 ORIGINAL                   1998 ADJUSTMENTS        BALANCE AT
(In millions)             CHARGE           USAGE       AND NEW PROGRAMS     DECEMBER 31, 1998
---------------------------------------------------------------------------------------------
Severance                $  75.1         $  (34.6)         $  (6.9)             $  33.6
Asset impairments           61.5            (55.3)            (6.2)                  --
Other                       33.4            (31.7)            (0.1)                 1.6
---------------------------------------------------------------------------------------------
Total                    $ 170.0         $ (121.6)         $ (13.2)             $  35.2
=============================================================================================

     During 1998, the Company made cash payments of $45.0 million related to the restructuring activities and reduced its headcount by approximately 1,800. As part of this restructuring plan, the Company closed a research facility in the United Kingdom, closed an optical manufacturing operation and sold its CD-ROM business. The Company also exited its metal printing plates manufacturing facility in Middleway, West Virginia. The remaining severance payments are expected to be made throughout the first nine months of 1999 related to 1998 and 1999 employee separations.

     In 1998, the Company also recorded a $3.6 million benefit in the restructuring line of the Statement of Operations reflecting final adjustments of the restructuring reserves established in the fourth quarter of 1995. For the year ended December 31, 1998, the Company recorded a net restructuring benefit of $16.8 million.

                                  IMATION CORP.

NOTE 6 -- INCOME TAXES

     The components of income (loss) before tax and minority interest are as follows:

(In millions)                                1998           1997         1996
-------------------------------------------------------------------------------
U.S.                                      $  101.7       $ (131.1)    $   (16.9)
International                                  8.2          (74.9)          1.9
-------------------------------------------------------------------------------
Total                                     $  109.9       $ (206.0)    $   (15.0)
===============================================================================

     The income tax provision (benefit) is as follows:

(In millions)                                1998           1997         1996
-------------------------------------------------------------------------------
Currently payable (refundable)
 Federal                                   $  11.1       $    1.2      $   (9.9)
 State                                         1.2            0.1          (0.4)
 International                                16.8           18.0           3.9
Deferred
 Federal                                      26.0          (33.2)          3.3
 State                                         2.9           (3.7)         (0.4)
 International                                (5.2)          (8.3)          9.4
-------------------------------------------------------------------------------
Total                                      $  52.8      $   (25.9)     $    5.9
===============================================================================

     The components of net deferred tax assets and (liabilities) are as follows:

(In millions)                                 1998          1997
-------------------------------------------------------------------------------
Receivables                                $   (0.3)     $   (0.1)
Inventories                                    14.1          19.1
Capitalized software                          (23.3)        (19.7)
Property, plant and equipment                  (8.7)         13.2
Payroll and severance                          27.8          35.7
Foreign tax credit carryforwards               14.3          14.3
Net operating loss carryforwards                 --          23.4
Accrued liabilities                            39.9          14.3
Other, net                                     15.9           3.2
-------------------------------------------------------------------------------
Total                                          79.7         103.4
Valuation allowance                           (14.3)        (14.3)
-------------------------------------------------------------------------------
Net deferred tax assets                    $   65.4      $   89.1
===============================================================================

     A valuation allowance of $14.3 million was provided to account for uncertainties regarding the recoverability of certain foreign tax credit carryforwards.

     The provision (benefit) for income taxes differs from the amount computed by applying the statutory U.S. income tax rate (35 percent) because of the following items:

(In millions)                                   1998         1997         1996
-------------------------------------------------------------------------------
Tax at statutory U.S. tax rate                $  38.5     $  (73.2)     $  (5.3)
State income taxes, net of federal benefit        3.4         (5.2)        (1.2)
International taxes in excess of statutory
  U.S. tax rate                                   3.6         35.9          7.1
Non-deductible expenses                           5.3         17.5          4.9
Other                                             2.0         (0.9)         0.4
-------------------------------------------------------------------------------
Income tax provision (benefit)                $  52.8     $  (25.9)     $   5.9
===============================================================================

     As of December 31, 1998, approximately $165.0 million of earnings attributable to international subsidiaries (inclusive of earnings prior to the Distribution for certain international subsidiaries) were considered to be permanently invested. No provision has been made for taxes that might be payable if these earnings were remitted to the U.S. It is not practical to determine the amount of incremental tax that might arise if these earnings were to be remitted.

                                 IMATION CORP.

NOTE 6 -- INCOME TAXES (CONTINUED)

     Cash paid for income taxes was $26.5 million in 1998, $10.9 million in 1997 and was not material for the period from July 1, 1996 to December 31, 1996. Prior to July 1, 1996, 3M paid all taxes and received all tax refunds on the Company's behalf.

NOTE 7 -- DEBT

     The components of long-term debt as of December 31 are as follows:

(In millions)                                               1998         1997
-------------------------------------------------------------------------------
Revolving credit facility                                 $  31.0      $  313.0
Other                                                         3.1           7.6
-------------------------------------------------------------------------------
                                                             34.1         320.6
Less current portion                                         (1.4)         (0.9)
-------------------------------------------------------------------------------
Total long-term debt                                      $  32.7      $  319.7
===============================================================================

     In December 1998, proceeds from the sale of the medical imaging business were utilized to repay borrowings under the Company's $350.0 million revolving credit facility with a syndicate of banks (the Credit Agreement). In conjunction with such repayment, the interest rate swap (see Note 8) was terminated. As of December 31, 1998 and 1997, respectively, borrowings of $31.0 million, at an interest rate of 8.75 percent, and $313.0 million, at interest rates ranging from 6.49 percent to 6.55 percent, were outstanding under the Credit Agreement. The commitment fee for the Credit Agreement is based on the Company's interest coverage ratio, and as of December 31, 1998, 1997 and 1996, was 0.50 percent,
0.25 percent and 0.15 percent, respectively, on the total amount of the credit facility per annum. On January 4, 1999, the Company repaid the amounts outstanding and terminated the Credit Agreement. As of December 31, 1998, the Company had outstanding letters of credit of $151.9 million in the U.S., primarily related to and collateralized by the $143.0 million of restricted cash received from Kodak in connection with the sale of the medical imaging business (see Note 3).

     On December 31, 1998, the Company entered into a three-year $175.0 million Loan and Security Agreement (the Loan Agreement) with a group of banks. The Loan Agreement provides for revolving credit, including letters of credit, with borrowing availability based on eligible accounts receivable, inventory and manufacturing machinery and equipment not to exceed $175.0 million. Borrowing availability at December 31, 1998 was $149.9 million, of which $31.0 million was subsequently drawn for the Credit Agreement repayment as noted above. The Loan Agreement provides for, at the option of the Company, borrowings at either a floating interest rate based on a defined prime rate or a fixed rate related to the London Interbank Offering Rate (LIBOR), plus a margin based on the Company's interest expense coverage. The margins over a defined prime rate and LIBOR range from zero to 0.75 percent and 1.25 to 2.25 percent, respectively. Letter of credit fees are equal to the LIBOR margins and a commitment fee of 0.375 percent per annum is payable on the unused line. The Loan Agreement is collateralized by substantially all the domestic assets of the Company, excluding the corporate campus land and buildings, and a pledge of 65 percent of the stock of certain of the Company's foreign subsidiaries. Covenants include maintenance of a minimum tangible net worth and borrowing base availability, with certain restrictions on the incurrence of additional indebtedness, sale of assets, mergers and consolidation, transactions with affiliates, creation of liens, and certain other matters. As of January 4, 1999, the initial funding date of the Loan Agreement, the Company was in compliance with all covenants and restrictions.

     Long-term debt maturities, which reflect the re-financing of the amounts outstanding under the Credit Agreement with the Loan Agreement, are as follows:

(In millions)                 1999    2000    2001     2002   2003   THEREAFTER   TOTAL
---------------------------------------------------------------------------------------
Long-term debt maturities    $ 1.4   $ 1.1   $ 31.1   $ 0.1   $ 0.1     $ 0.3    $ 34.1
---------------------------------------------------------------------------------------

     Short-term debt, excluding the current portion of long-term debt, as of December 31, 1998 and 1997, was $23.8 million and $30.4 million, respectively, which consisted primarily of local borrowings by

                                  IMATION CORP.

NOTE 7 -- DEBT (CONTINUED)

international subsidiaries. These borrowings have original maturities of one year or less and have a weighted average interest rate of 5.8 and 3.4 percent as of December 31, 1998 and 1997, respectively. As of December 31, 1998, the Company had an additional $44.3 million available under credit facilities held by various subsidiaries outside the U.S.

     The Company estimates that the fair value of short-term and long-term debt approximates the carrying amount of debt as of December 31, 1998 and 1997.

     The Company's interest expense for 1998, 1997 and 1996 was $20.5 million (net of $1.8 million capitalized), $15.7 million (net of $2.5 million capitalized) and $14.2 million, respectively. Cash paid for interest in these periods was $24.3 million, $13.2 million and $6.2 million, respectively. Interest expense for 1996 includes a $7.4 million allocation of 3M's interest expense for the period prior to the Distribution, based on an assumed non-ESOP debt level of $250.0 million at an interest rate of 6.4 percent, which reflects 3M's weighted average effective interest rate on non-ESOP debt during this period.

NOTE 8 -- FINANCIAL INSTRUMENTS

     To manage interest rate risk, in March 1997, the Company entered into a three-year interest rate swap agreement for a notional amount of $100.0 million. The swap agreement provided for the Company to pay a fixed rate of 6.63 percent and receive a variable rate of three-month LIBOR. This interest swap was terminated in the fourth quarter of 1998 in connection with repayment of the Credit Agreement.

     To manage risks associated with foreign currency transaction exposures, the Company utilizes foreign currency forward and option contracts. Additionally, the Company has from time-to-time entered into silver commodity forward contracts to reduce the volatility of raw material purchase prices. These contracts generally have maturities of less than six months. The notional amount and fair value of forward and options contracts as of December 31, 1998 and 1997 are as follows:

                                                    1998                    1997
                                             -----------------      ------------------
                                             NOTIONAL     FAIR      NOTIONAL      FAIR
(In millions)                                 AMOUNT     VALUE       AMOUNT      VALUE
--------------------------------------------------------------------------------------
Foreign currency forward contracts           $ 218.7    $ (0.4)     $  93.9     $  1.5
Foreign currency option contracts purchased       --        --          1.8         --
Silver commodity forwards contracts               --        --          8.4        1.2
--------------------------------------------------------------------------------------

     The fair values of these contracts as noted above approximated the book values as of December 31, 1998 and 1997. The estimated fair market values were determined using available market information or other appropriate valuation methodologies.

     The Company is exposed to credit loss in the event of nonperformance by counter-parties in interest rate swaps, and foreign currency and commodity forward and option contracts, but does not anticipate nonperformance by any of these counter-parties. The Company actively monitors its exposure to credit risk through the use of credit approvals and credit limits, and by selecting major international banks and financial institutions as counter-parties.

NOTE 9 -- LEASES

     In March 1997, the Company entered into a Master Lease and Security Agreement in connection with the construction of a new research and development facility at the Company's headquarters site. The facility was completed in May 1998 and lease payments commenced at that time. In December 1998, the Company acquired the building, at which time all future lease obligations were terminated.

                                  IMATION CORP.

NOTE 9 -- LEASES (CONTINUED)

     Rent expense under operating leases, which primarily relate to equipment and office space, amounted to $22.1 million, $23.5 million and $15.1 million in 1998, 1997 and 1996, respectively. The following table sets forth the minimum rental payments under operating leases with non-cancelable terms in excess of one year as of December 31, 1998:

(In millions)                 1999        2000       2001       2002       TOTAL
--------------------------------------------------------------------------------
Minimum lease payments      $ 13.3       $ 8.4      $ 3.8      $ 2.0      $ 27.5
--------------------------------------------------------------------------------

NOTE 10 -- SHAREHOLDERS' EQUITY

     The Company maintains a shareholder rights plan (Rights Plan) under which the Company has issued one preferred share purchase right (Right) for each common share of the Company. Each Right will entitle its holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $125, subject to adjustment. The Rights are exercisable only if a person or group (Acquiring Person) acquires beneficial ownership of 15 percent or more of the Company's outstanding common stock (Common Stock). As of January 12, 1999, the Company amended the Rights Plan to exclude any Acquiring Person who becomes the beneficial owner of 15 percent or more of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of Common Stock by the Company unless and until such person, after becoming aware of such, acquires beneficial ownership of any additional shares of Common Stock. The Rights expire on July 1, 2006 and may be redeemed earlier by the Board of Directors for $0.01 per Right.

     In February and March of 1997, the Company's Board of Directors authorized the repurchase of up to six million shares of the Company's common stock. During the first and second quarters of 1997, approximately 2.5 million shares were repurchased. As of December 31, 1998, the Company held 1.9 million shares of treasury stock acquired at an average price of $24.34 per share. On January 26, 1999, the Company announced an increase in the share repurchase authorization to a total of 10 million shares.

     In connection with the acquisition of Cemax, the Company assumed certain outstanding warrants on Cemax stock which the Company agreed to convert into warrants to acquire 93,375 shares of the Company's common stock. The warrants have an exercise price of $20.77 and became exercisable upon the acquisition of Cemax by the Company. In January 1999, the Company entered into an agreement to terminate these warrants.

NOTE 11 -- BUSINESS SEGMENT INFORMATION

     The Company adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, for the year ended December 31, 1998. Prior period amounts have been presented in a format that conforms with the 1998 presentation as required by this statement.

     The Company's current businesses are organized, managed and internally reported as three segments differentiated primarily by their products and services, but also by the markets they serve. These segments, whose results are shown below, are Data Storage and Information Management, providing removable data storage media for use in the mobile and desktop, network and enterprise data center markets; Product Technologies, whose principal products include printing and color proofing systems, printing films and plates for the graphic arts marketplace, private label film for the amateur photographic retail market, and carbonless paper, such as multi-part business forms; and Digital Solutions and Services, which provides 24-hour technical service and support for equipment sold by the Company as well as by other third party equipment vendors, and offers digital workflow solutions principally in the areas of color and data management. In addition, the Company owned and managed a fourth segment, Medical Imaging, which was sold to Kodak effective November 30, 1998 (see Note 3). Results for this segment are also included below through the date of sale. Effective with the sale of the medical imaging business to Kodak, the Company entered into a supply agreement with

                                  IMATION CORP.

NOTE 11 -- BUSINESS SEGMENT INFORMATION (CONTINUED)

Kodak to supply certain medical imaging film products. The management and internal reporting of this ongoing medical imaging activity was transferred to the Product Technologies business segment on December 1, 1998. Principal products included diagnostic imaging films, film processors and imaging systems for both x-ray and electronic imaging systems sold to hospital buying groups, individual hospitals, medical imaging centers and government healthcare institutions.

                                          DATA
                                       STORAGE AND                     DIGITAL                  CORPORATE,
BUSINESS SEGMENT INFORMATION           INFORMATION     PRODUCT      SOLUTIONS AND    MEDICAL     OTHER AND       TOTAL
(In millions)                          MANAGEMENT    TECHNOLOGIES     SERVICES       IMAGING    UNALLOCATED     COMPANY
------------------------------------------------------------------------------------------------------------------------
Net revenues (1)               1998     $  714.2       $  575.0       $  143.5      $  552.6     $   61.2     $  2,046.5
                               1997        776.6          647.6          168.1         531.2         78.3        2,201.8
                               1996        857.3          705.1          167.1         485.0         63.7        2,278.2
------------------------------------------------------------------------------------------------------------------------
Operating income (loss) (1)    1998     $  (30.4)      $   53.2       $   (3.3)     $   26.5     $   84.0     $    130.0
                               1997         22.7           54.9            5.3         (20.7)      (236.9)        (174.7)
                               1996         57.2           41.9            2.7         (18.9)       (87.5)          (4.6)
------------------------------------------------------------------------------------------------------------------------
Assets (2)                     1998     $  367.7       $  323.8       $   55.5      $     --     $  575.2     $  1,322.2
                               1997        392.0          338.3           72.0         351.3        511.9        1,665.5
                               1996        432.7          372.6           71.6         354.3        342.1        1,573.3
------------------------------------------------------------------------------------------------------------------------
Depreciation and               1998     $   48.3       $   33.2       $    6.5      $   35.2     $    6.2     $    129.4
Amortization (1)               1997         69.9           27.3            4.0          33.6         12.7          147.5
                               1996         96.2           52.4            3.9          17.8         10.8          181.1
------------------------------------------------------------------------------------------------------------------------
Capital Expenditures (1)       1998     $   33.0       $    6.4       $    1.0      $   15.4     $   76.6     $    132.4
                               1997         41.5           21.6            2.0          40.0         11.2          116.3
                               1996         90.7           29.5            0.2          40.3          6.7          167.4
------------------------------------------------------------------------------------------------------------------------

(1) The Corporate, Other and Unallocated amounts for net revenues, operating income (loss), depreciation and amortization, and capital expenditures primarily include the results for certain businesses not included in the Company's disclosable business segments, as well as restructuring-related charges and credits, acquisition-related special charges, and the gain on sale of the medical imaging business to Kodak.

(2) Segment assets primarily include accounts receivable, inventory, and net property, plant and equipment. Assets included in Corporate, Other and Unallocated are cash and equivalents, deferred income taxes, certain unallocated net property, plant and equipment and other miscellaneous assets.

     The following table presents information about the company by geographic area.

                                               UNITED                            TOTAL
(In millions)                                  STATES       INTERNATIONAL       COMPANY
----------------------------------------------------------------------------------------
Net revenues                      1998       $ 1,123.2        $   923.3        $ 2,046.5
                                  1997         1,162.3          1,039.5          2,201.8
                                  1996         1,159.5          1,118.7          2,278.2
----------------------------------------------------------------------------------------
Long-lived assets (1)             1998       $   299.3        $    88.3        $   387.6
                                  1997           383.4            158.3            541.7
                                  1996           382.3            154.3            536.6
----------------------------------------------------------------------------------------

(1) Includes net property, plant and equipment, intangible and other non-current assets excluding deferred income taxes.

NOTE 12 -- RETIREMENT PLANS

     The Company adopted SFAS No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS, for the year ended December 31, 1998. Prior period amounts have been presented in a format that conforms with the 1998 presentation as required by this statement.

     The Company has various non-contributory defined benefit employee pension plans covering substantially all U.S. employees and certain employees outside the U.S. Prior to the Distribution, employees of the Company participated in various 3M-sponsored retirement plans. For U.S. employees,

                                  IMATION CORP.

NOTE 12 -- RETIREMENT PLANS (CONTINUED)

3M has retained responsibility for the benefits earned under the 3M plan prior to the Distribution. For plans outside the U.S., the Company generally has assumed the assets and related liabilities. Total pension expense was $35.9 million, $26.5 million (including $6.5 million recognized as restructuring charges) and $21.3 million in 1998, 1997 and 1996, respectively.

     The following provides a reconciliation of benefit obligations, plan assets and funded status of the plans.

U.S. PLAN
(In millions)                                            1998           1997
---------------------------------------------------------------------------------------------
CHANGE IN PROJECTED BENEFIT OBLIGATION
Projected benefit obligation, beginning of year       $   32.1       $    7.5
Service cost                                              16.4           16.7
Interest cost                                              2.4            0.6
Actuarial loss                                             3.7            1.0
Benefits paid                                             (2.0)          (0.2)
Special termination benefits (1)                          16.9            6.5
---------------------------------------------------------------------------------------------
Projected benefit obligation                          $   69.5       $   32.1

CHANGE IN PLAN ASSETS
Plan assets at fair value, beginning of year          $    7.0       $     --
Actual return on plan assets                               4.5             --
Company contributions                                     29.4            7.2
Benefits paid                                             (2.0)          (0.2)
---------------------------------------------------------------------------------------------
Plan assets at fair value                             $   38.9       $    7.0

ACCRUED PENSION COST
Funded status of the plan                             $  (30.6)      $  (25.1)
=============================================================================================
Total recognized                                      $  (30.6)      $  (25.1)

ASSUMPTIONS                                               1998           1997           1996
---------------------------------------------------------------------------------------------
Discount rate                                             6.50%          7.25%          8.00%
Expected return on plan assets                            8.00%          9.00%          9.00%
Rate of compensation increase                             4.75%          4.75%          4.75%

     Net periodic pension cost includes the following components:

                                                                                    JULY 1 -
                                                                                  DECEMBER 31
(In millions)                                            1998           1997         1996
---------------------------------------------------------------------------------------------
TOTAL COST
Service cost                                           $  16.4        $  16.7        $  7.5
Interest cost                                              2.4            0.6            --
Expected return on plan assets                            (1.5)          (0.2)           --
Special termination benefits (1)                          16.9            6.5            --
---------------------------------------------------------------------------------------------
Net periodic pension cost                              $  34.2        $  23.6        $  7.5
=============================================================================================

(1) In 1998, $16.9 million was recognized for curtailment and other benefits for employees transferred to Kodak as part of the sale of the medical imaging business (see Note 3). In 1997, $6.5 million was recognized for restructuring charges.

                                  IMATION CORP.

NOTE 12 -- RETIREMENT PLANS (CONTINUED)

INTERNATIONAL PLANS
(In millions)                                        1998        1997
----------------------------------------------------------------------------------
CHANGE IN PROJECTED BENEFIT OBLIGATION
Projected benefit obligation, beginning of year      59.3        60.3
Service cost                                          1.4         2.6
Interest cost                                         2.8         4.2
Foreign exchange rate changes                         0.9        (3.1)
Plan participant contributions                         --         0.3
Actuarial loss (gain)                                 5.9        (1.4)
Benefits paid                                        (0.6)       (0.5)
Amendments                                            0.9        (3.1)
Transfer of obligations (2)                         (15.5)         --
----------------------------------------------------------------------------------
Projected benefit obligation                         55.1        59.3

CHANGE IN PLAN ASSETS
Plan assets at fair value, beginning of year         57.9        52.5
Actual return on plan assets                          7.1         5.9
Foreign exchange rate changes                         0.7        (2.7)
Company contributions                                 1.3         2.4
Plan participant contributions                         --         0.3
Benefits paid                                        (0.6)       (0.5)
Transfer of assets (2)                              (17.1)         --
----------------------------------------------------------------------------------
Plan assets at fair value                            49.3        57.9

ACCRUED PENSION COST
Funded status of the plan                            (5.8)       (1.4)
Unrecognized items                                    5.2         0.9
----------------------------------------------------------------------------------
Total recognized                                     (0.6)       (0.5)

AMOUNT RECOGNIZED IN FINANCIAL
 STATEMENTS
Prepaid pension cost                                  2.5         2.7
Accrued pension liability                            (3.1)       (3.2)
==================================================================================
Total recognized                                     (0.6)       (0.5)

ASSUMPTIONS                                          1998        1997        1996
----------------------------------------------------------------------------------
Discount rate                                        5.60%       6.70%       8.00%
Expected return on plan assets                       7.00%       7.80%       8.30%
Rate of compensation increase                        3.20%       4.60%       6.20%

     Net periodic pension cost includes the following components:

                                                                          JULY 1 -
                                                                        DECEMBER 31
(In millions)                                       1998        1997       1996
-----------------------------------------------------------------------------------
TOTAL COST
Service cost                                       $  1.4      $  2.6     $  1.5
Interest cost                                         2.8         4.2        2.0
Expected return on plan assets                       (2.3)       (5.9)      (2.0)
Amortization of unrecognized items                    0.5         2.0        0.3
Settlements and curtailments                         (0.7)         --         --
-----------------------------------------------------------------------------------
Net periodic pension cost                          $  1.7      $  2.9     $  1.8
==================================================================================-

(2) Includes certain benefit obligations and related plan assets transferred to 3M and other defined contribution plans.

                                  IMATION CORP.

NOTE 12 -- RETIREMENT PLANS (CONTINUED)

     In addition to the above, the Company's Italian subsidiary sponsors an employee severance indemnity plan as required by law. The accrued liability for this severance indemnity plan is included in other liabilities and was $29.1 million and $39.3 million as of December 31, 1998 and 1997, respectively. The Company measures the vested benefit obligation as the amount that would be payable if the employees under the plan would separate currently. Expense for this plan was $3.9 million, $4.7 million and $5.0 million in 1998, 1997 and 1996, respectively.

NOTE 13 -- EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLANS

     The Company sponsors a 401(k) retirement savings plan under which eligible U.S. employees may choose to save up to 15 percent of eligible compensation on a pre-tax basis, subject to certain IRS limitations. The Company matches employee contributions 100 percent on the first three percent of eligible compensation and 25 percent on the next three percent of eligible compensation. The Company also sponsors a variable compensation program, in which the Company will contribute up to three percent of eligible employee compensation to employees' 401(k) retirement accounts, depending upon Company performance.

     The Company established an Employee Stock Ownership Plan (ESOP) during 1996 as a cost-effective way of funding the employee retirement savings benefits noted above. The ESOP borrowed $50.0 million from the Company in 1996 and used the proceeds to purchase approximately 2.2 million shares of the Company's common stock, with the ESOP shares pledged as collateral for the debt. The Company makes monthly contributions to the ESOP equal to the debt service plus an applicable amount so that the total contribution releases a number of shares equal to that required to satisfy the Company's matching requirements. As the debt is repaid, shares are released from collateral and allocated to employee accounts. The shares pledged as collateral are reported as unearned ESOP shares in the Consolidated Balance Sheets. The Company reports compensation expense equal to the current market price of the shares released, and released shares are considered outstanding for the computation of earnings per share.

     The ESOP shares as of December 31, 1998 and 1997, are as follows:

                                                         1998            1997
--------------------------------------------------------------------------------
Released and allocated shares                          1,035,484         551,164
Unreleased shares                                      1,140,403       1,624,723
--------------------------------------------------------------------------------
  Total ESOP shares                                    2,175,887       2,175,887
--------------------------------------------------------------------------------
Fair value of unreleased shares as of December 31    $19,957,000     $25,996,000
================================================================================

     Prior to July 1, 1996, U.S. employees of the Company participated in a 3M-sponsored employee savings plan under Section 401(k) of the Internal Revenue Code. 3M matched employee contributions of up to six percent of compensation at rates ranging from 35 to 85 percent depending upon financial performance. The Company's allocation of the expense related to the 3M employee savings plan was $2.3 million in the period from January 1, 1996 to June 30, 1996. Total expense related to employee savings and stock ownership plans was $8.3 million, $8.5 million and $7.4 million in 1998, 1997 and 1996, respectively.

NOTE 14 -- EMPLOYEE STOCK PLANS

     The Company currently has stock options outstanding under the Imation 1996 Employee Stock Incentive Program (the Employee Plan), the Imation 1996 Directors Stock Compensation Program (the Directors Plan), the Imation Corp. Stock Option Plan for Employees of Luminous Technology Corporation (the Luminous Plan) and the Imation Corp. Stock Option Plans for Employees of Cemax-Icon, Inc. (the Cemax Plan).

     The Employee Plan was approved and adopted by 3M on June 18, 1996, as the sole shareholder of the Company, and became effective on July 1, 1996, at Distribution. The total number of shares of

                                  IMATION CORP.

NOTE 14 -- EMPLOYEE STOCK PLANS (CONTINUED)

common stock that may be issued or awarded under the Employee Plan may not exceed 6,000,000. All shares subject to awards under the Employee Plan that are forfeited or terminated will be available again for issuance pursuant to awards under the Employee Plan. Generally grant prices are equal to the fair market value of the Company's common stock at date of grant. The options normally have a term of ten years and generally become exercisable from one to five years after grant date. At December 31, 1998 and 1997, there were 2,321,470 and 1,915,170 shares available for grant under the Employee Plan, respectively.

     The Directors Plan was also approved and adopted by 3M prior to the Distribution, as the sole shareholder of the Company, and became effective on July 1, 1996. The total number of shares of common stock that may be issued or awarded under the Directors Plan may not exceed 800,000. The outstanding options are non-qualified options with a term of ten years and generally become exercisable one year after grant date. Grant prices are equal to the fair market value of the Company's common stock at the date of grant. As of December 31, 1998 and 1997, there were 584,177 and 676,750 shares available for grant under the Directors Plan, respectively.

     The Luminous Plan was approved and adopted by the shareholders of Luminous prior to the acquisition of Luminous by the Company (see Note 3). In connection with the acquisition, the Company assumed certain obligations pursuant to outstanding stock options held by Luminous employees and agreed to convert such options into options to purchase 317,062 shares of the Company's common stock. The outstanding options were amended to accelerate the dates on which the options become exercisable. No additional grants may be made pursuant to the Luminous Plan.

     The Cemax Plan was approved and adopted by the shareholders of Cemax prior to the acquisition of Cemax by the Company (see Note 3). In connection with the acquisition, the Company assumed certain obligations pursuant to outstanding stock options held by Cemax employees and agreed to convert such options into options to purchase 877,554 shares of the Company's common stock. The outstanding options were amended to accelerate the dates on which the options become exercisable. No additional grants may be made pursuant to the Cemax Plan. The majority of the options granted under the Cemax Plan were cancelled on November 30, 1998 upon the sale of Cemax to Kodak in connection with the medical imaging business sale.

     The following table summarizes stock option activity for 1998, 1997 and 1996:

                                       YEAR ENDED                        YEAR ENDED
                                   DECEMBER 31, 1998                  DECEMBER 31, 1997             JULY 1 -- DECEMBER 31, 1996
                            --------------------------------   --------------------------------   --------------------------------
                                            WEIGHTED AVERAGE                   WEIGHTED AVERAGE                   WEIGHTED AVERAGE
                            STOCK OPTIONS    EXERCISE PRICE    STOCK OPTIONS    EXERCISE PRICE    STOCK OPTIONS    EXERCISE PRICE
----------------------------------------------------------------------------------------------------------------------------------
Outstanding beginning
 of year                       5,184,676        $  21.47         2,648,157         $  21.31                --              --
Granted                          583,053           16.86         2,903,244            21.11         2,699,530        $  21.14
Exercised                       (416,732)           6.54          (190,120)           11.50           (26,848)           2.16
Forfeited                     (1,655,687)          17.38          (176,605)           23.84           (24,525)          22.54
----------------------------------------------------------------------------------------------------------------------------------
Outstanding, end of year       3,695,310           22.49         5,184,676            21.47         2,648,157           21.31
Exercisable, end of year       1,882,800           22.47         2,121,243            19.95           131,857           10.58

     The following table summarizes information about stock options outstanding as of December 31, 1998:

                                                                OPTIONS                             OPTIONS
                                          WEIGHTED            OUTSTANDING                         EXERCISABLE
                                           AVERAGE             WEIGHTED                             WEIGHTED
     RANGE OF           OPTIONS           REMAINING        AVERAGE EXERCISE       OPTIONS       AVERAGE EXERCISE
  EXERCISE PRICES     OUTSTANDING     CONTRACTUAL LIFE           PRICE          EXERCISABLE          PRICE
----------------------------------------------------------------------------------------------------------------
          $ 0.31          58,709         4.0 years             $  0.31              58,709         $  0.31
$14.15 to $19.50         471,852         9.6 years             $ 17.16              18,782         $ 14.89
$21.35 to $22.90       1,694,311         7.6 years             $ 22.60           1,370,314         $ 22.66
$24.41 to $26.80       1,470,438         8.6 years             $ 24.89             434,995         $ 25.18
----------------------------------------------------------------------------------------------------------------
$ 0.31 to $26.80       3,695,310                                                 1,882,800

                                  IMATION CORP.

NOTE 14 -- EMPLOYEE STOCK PLANS (CONTINUED)

     The Company has adopted the disclosure only provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Accordingly, no compensation expense has been recognized for the stock option plans. If the fair value of options granted had been recognized as compensation expense on a straight-line basis over the vesting periods in accordance with the provisions of SFAS No. 123, pro forma pre-tax income would have been $8.5 million lower ($5.1 million after taxes or $0.13 per basic and diluted share) for 1998, and pro forma pre-tax loss would have been $16.0 million higher ($9.8 million after taxes or $0.23 per basic and diluted share) for 1997 and $9.4 million higher ($5.1 million after taxes or $0.12 per basic and diluted share) for 1996.

     The weighted average fair values at date of grant for options granted by the Company in 1998, 1997 and 1996 are as follows:

                                                        1998       1997       1996
-----------------------------------------------------------------------------------
Exercise price equals market price on grant date:      $ 7.33    $  9.55    $  8.96
Exercise price less than market price on grant date:   $ 8.10    $ 17.71    $ 21.97

     As part of 3M, certain employees of the Company were granted stock options prior to the Distribution to purchase 3M stock. Options granted to the Company's employees under 3M's General Employees' Stock Purchase Plan (GESPP) were for 72,522 shares in the period from January 1, 1996 to June 30, 1996. The weighted average fair value per option granted under the GESPP in 1996 was $10.37. Pursuant to the Distribution, options granted to the Company's employees while part of 3M have not been converted into options to purchase shares of the Company's stock.

     The fair values at date of grant were estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

                                     1998                 1997                1996
------------------------------------------------------------------------------------
Volatility                             40%                  40%                  40%
Risk free interest rate              5.35%                6.47%                6.38%
Expected life (months)                 51                   52                   49
Dividend growth                      Zero                 Zero                 Zero

NOTE 15 -- SUPPLEMENTAL NON-CASH ITEMS

     In connection with the November 30, 1998 sale of the medical imaging business to Kodak (see Note 3), the Company received cash of $143.0 million that is restricted until the medical imaging businesses in Europe are legally transferred to Kodak. The restricted cash is classified as part of other current assets in the December 31, 1998 Consolidated Balance Sheet and, as a result, is excluded from the proceeds of the sale reflected in the Consolidated Statements of Cash Flows.

     Pursuant to the Distribution on July 1, 1996, certain assets and liabilities with a net value of $8.1 million were retained by 3M, primarily comprised of certain deferred tax assets of $26.9 million and severance obligations of $23.9 million. Non-cash items related to acquisitions are described in Note 3.

NOTE 16 -- COMMITMENTS AND CONTINGENCIES

     In connection with the Distribution, the Company assumed substantially all liabilities for legal proceedings relating to the Company's businesses as conducted prior to the Distribution.

     The Company is the subject of various pending or threatened legal actions in the ordinary course of its business. All such matters are subject to many uncertainties and outcomes that are not predictable with assurance. Consequently, the Company is unable to ascertain as of December 31, 1998 the ultimate aggregate amount of any monetary liability or financial impact that may be incurred by the Company with respect to these matters. While these matters could materially affect operating results of any one quarter when resolved in future periods, it is management's opinion that after final disposition, any monetary liability or financial impact to the Company beyond that provided in the consolidated balance sheet as of December 31, 1998 would not be material to the Company's financial position or annual results of operations or cash flows.

                                  IMATION CORP.

NOTE 16 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)

     In connection with the sale of its medical imaging business to Kodak, the Company and Kodak settled civil litigation concerning certain intellectual property disputes between the companies in the United States and Italy. Criminal investigation of the matters being disputed was also terminated.

NOTE 17 -- QUARTERLY DATA (UNAUDITED)

(In millions, except per share amounts)        FIRST         SECOND        THIRD         FOURTH         TOTAL
---------------------------------------------------------------------------------------------------------------
1998 (1)(2)
 Net revenues                                $  519.4      $  517.1      $  520.8      $   489.2     $  2,046.5
 Gross profit                                   171.8         168.4         182.8          153.3          676.3
 Operating income                                10.2          17.6          32.8           69.4          130.0
 Net income                                       2.0           4.8          13.4           36.9           57.1
 Basic and diluted earnings per
  common share                                   0.05          0.12          0.34           0.94           1.45
---------------------------------------------------------------------------------------------------------------
1997 (1)(3)
 Net revenues                                $  547.7      $  554.8      $  529.5      $   569.8     $  2,201.8
 Gross profit                                   184.4         178.8         178.5          174.5          716.2
 Operating income (loss)                         28.2          10.0         (32.0)        (180.9)        (174.7)
 Net income (loss)                               12.0           4.4         (38.7)        (157.8)        (180.1)
 Basic and diluted earnings
  (loss) per common share                        0.29          0.11         (1.00)         (4.05)         (4.54)
---------------------------------------------------------------------------------------------------------------

(1) Includes the reclassification of certain expenses as cost of goods sold that were previously classified as selling, general and administrative expenses.

(2) Includes a pre-tax net gain of $65.0 million, recorded in operating expenses, related to the sale of the medical imaging business in the fourth quarter and $2.6 million of costs, recorded in non-operating expenses, related to the change in the company's credit facility in the fourth quarter, a net adjustment in restructuring of $13.2 million in the third quarter and a $3.6 million benefit in restructuring in the second quarter.

(3) Includes a non-tax-deductible charge of $41.7 million in the third quarter for in-process research and development costs related to the Cemax acquisition and a $199.9 million pre-tax charge ($158.7 million after taxes) in the fourth quarter including $170.0 million of restructuring charges primarily related to employee separation benefits and fixed asset write-offs and $29.9 million of other restructuring related asset write-downs and other year-end adjustments (see Note 5).

                        REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF IMATION CORP.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Imation Corp. and its subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


                                        /s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
February 8, 1999



               MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

Management is responsible for the integrity and objectivity of the financial information included in this report. The financial statements have been prepared in accordance with generally accepted accounting principles. Where necessary, they reflect estimates based on management judgment.

Established accounting procedures and related systems of internal control provide reasonable assurance that assets are safeguarded, that the books and records properly reflect all transactions, and that policies and procedures are implemented by qualified personnel. Internal auditors review the accounting and control systems.

The Audit Committee, comprised of four members of the Board of Directors who are not employees of the Company, meets regularly with representatives of management, the independent accountants and the Company's internal auditors to monitor the functioning of the accounting control systems and to review the results of the auditing activities. The Audit Committee recommends independent accountants for appointment by the Board, subject to shareholder ratification. The independent accountants and the internal auditors have full and free access to the Audit Committee.


The independent accountants conduct an objective, independent audit of the financial statements.


/s/ William T. Monahan                    /s/ Robert L. Edwards
William T. Monahan                        Robert L. Edwards
Chairman, President and Chief Executive   Senior Vice President, Chief Financial
Officer                                   Officer and Chief Administrative
                                          Officer

/s/ Paul R. Zeller
Paul R. Zeller
Corporate Controller

                                 IMATION CORP.
                                   1999 PROXY

    [IMATION LOGO]
P         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

R The undersigned hereby appoints William T. Monahan, Robert L. Edwards and John L. Sullivan and each of them, as proxies with full power of
O substitution, to vote all shares of Common Stock which the undersigned has power to vote at the Annual Meeting of Shareholders of Imation Corp. to be
X held at 9:00 a.m. (local time), Wednesday, June 9, 1999 at the Wharf Room, Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110; and at any
Y adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

    Furthermore, as a participant in, and a named fiduciary under, the Imation Retirement Investment Plan ("RIP"), I hereby direct State Street Bank and Trust Company, as RIP Trustee, to vote at the 1999 Annual Meeting of Shareholders of Imation Corp. and any adjournment thereof, all shares of Imation Corp. Common Stock allocated as of April 14, 1999, to my account in the Imation RIP, plus a pro rata portion of the shares that have not been allocated to participant accounts or for which no instructions are received, as designated below. I understand that this card must be received by First Chicago Trust Company of New York, acting as tabulation agent for the RIP Trustee, by June 4, 1999. If it is not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares held in my account will be voted by State Street Bank and Trust Company in the same proportion that the other participants in the plan direct the RIP Trustee to vote shares allocated to their accounts. All voting instructions given by Participants shall be held in strict confidence by the RIP Trustee.

     Indicate change of address here and mark box on reverse side.

    --------------------------------------------------
                                                             -------------
    --------------------------------------------------        SEE REVERSE
                                                                  SIDE
    --------------------------------------------------       -------------

    ----------------------------------------------------------------------------

                                 PLEASE DETACH HERE




                                 [IMATION LOGO]

                                   IMATION CORP.

                            ANNUAL SHAREHOLDERS MEETING
                                     WHARF ROOM
                                BOSTON HARBOR HOTEL
                                   70 ROWES WHARF
                            BOSTON, MASSACHUSETTS 02110
                                    JUNE 9, 1999
                                9:00 A.M. LOCAL TIME

     PLEASE MARK YOUR
X    VOTE AS IN THIS
     EXAMPLE.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" ITEMS 1 AND 2. DISCRETIONARY AUTHORITY
IS HEREBY CONFERRED AS TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.
====================================================================================================================================
                                    THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1 AND 2
====================================================================================================================================
                              FOR    WITHHELD
1.   Election of three                          Nominees:               2. Ratification of appointment of   FOR   AGAINST   ABSTAIN
     Directors (Class                                                      PricewaterhouseCoopers LLP
     III) to serve a term    [   ]     [  ]     1 Richard R. Belluzzo      as independent auditors          [ ]     [ ]       [ ]
     of three years                             2 Linda W. Hart
                                                3 William T. Monahan
     For, except vote withheld from the following nominee(s):


     ----------------------------------------------------------
====================================================================================================================================

                                                                                              Address Change? Mark Box          [ ]
                                                                                              Indicate change on the reverse:

                                               Check this box if you plan to attend the Annual Meeting. If you choose to vote   [ ]
                                               your proxy by telephone, please do not hang up until you have been prompted and have replied regarding your attendance at the Annual Meeting.

                                                                    Please sign exactly as name appears at the left. When shares are held by joint tenants, either or both may sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the shareholder is a corporation, please sign in full corporate name by president or other
                                                                    authorized officer. If the shareholder is a partnership, please sign in partnership name by authorized person.



                                                                --------------------------------------------------------------------



                                                                --------------------------------------------------------------------
                                                                 SIGNATURE(S)                                      DATE
------------------------------------------------------------------------------------------------------------------------------------
                                                         PLEASE DETACH HERE


You may vote the shares held in this account by telephone. Voting by telephone will eliminate the need to mail voted proxy card(s) representing shares held in this account. To vote by phone please follow the steps below:

     1) HAVE YOUR PROXY CARD AND SOCIAL SECURITY NUMBER AVAILABLE.
     2) BE READY TO ENTER THE PIN NUMBER PRINTED IN THE BOX ABOVE, JUST BELOW THE PERFORATION.
     3) USING A TOUCH-TONE TELEPHONE, DIAL 1-800-OK2-VOTE (1-800-652-8683) 24 HOURS A DAY.

The telephone voting system preserves the confidentiality of your vote and will confirm your voting instructions with you during the call. You may also change your selections on any or all of the proposals to be voted.

              YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.